Exhibit 2.1

FORM OF EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

THE STOCKHOLDERS

Stockholder

Holders Of All of the Issued and Outstanding Shares of Capital Stock

of

SOLAIS LIGHTING, INC.

The Company

And

POWERSECURE INTERNATIONAL, INC.

Purchaser

And

BRITE IDELA, INC.

Merger Sub and Surviving Corporation

Dated as of: April 12, 2013

i

Schedules

1.15	Allocation Schedule
2.3	Names and Share Holdings of Stockholders
2.5	Stockholder Conflicts
2.7	Stockholder Legal Proceedings
2.8	Stockholder Brokers’ Fees
2.9(h)	Residency
3.2(b)	Funding Commitments
3.3	Capitalization
3.3(a)	Name, Address and holdings of Stockholders of each Class
3.3(b)	Stock Option and Warrant plans, agreements and holders
3.4	Power and Authority
3.6	Conflicts
3.8	Consents
3.9	Legal Proceedings
3.13	Liabilities
3.14	Dividends
3.15	Adverse Changes
3.16	Taxes
3.17	Assets
3.18(a)	Real Property Descriptions
3.18(b)	Real Property Leases
3.18(d)	Real Property Terminations/Breaches
3.18(f)	Real Property Consents
3.19	Personal Property Leases
3.19(c)	Personal Property Terminations/Breaches
3.19(e)	Personal Property Consents
3.20(a)	Accounts and Notes Receivable
3.20(b)	Accounts Payables
3.22(b)	Intellectual Property
3.22(c)	Intellectual Property Infringement
3.22(d)	Intellectual Property Licenses
3.22(e)	Intellectual Property Agreements
3.22(f)	Intellectual Property Effects
3.22(g)	Intellectual Property Systems and Software
3.23	Customers and Suppliers
3.24(e)	Employment Agreements
3.25	Employee Benefit Plans
3.25(n)	Employee Benefit Plans - Liabilities
3.26(a)	Material Contracts
3.26(b)	Material Contracts Status
3.27	Compliance with Laws
3.28	Permits
3.29	Environmental Laws
3.30	Product Warranties and Liabilities
3.30(a)	Product Warranties

v

3.30(b)	Product Rebates
3.32	Insurance
3.33	Bank Accounts and Powers of Attorney
3.34	Related Person Transactions
4.7	Purchaser Brokers’ Fees
5.1	Non-Ordinary Course Business of the Company
5.10(a)	Related Person Contracts
5.10(b)	Related Person Indebtedness
5.11	Debts and Lien Releases
6.7	Consents
6.14	Payoffs, Terminations and Resolutions

Exhibits

1.17	Form of Escrow Agreement

PowerSecure International, Inc. hereby agrees to furnish supplementally a copy of the omitted Schedules and Exhibits to the Securities and Exchange Commission upon request.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 12, 2013, by and among each of the Persons listed on Schedule I hereto (each a “Stockholder” and collectively, Stockholders”), Solais Lighting, Inc., a Delaware corporation (the “Company”), PowerSecure International, Inc., a Delaware corporation (“Purchaser” or “POWR”), and Brite Idela, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”).

Recitals

WHEREAS, James Leahy (“Leahy”), a Stockholder, is a founder, the President and a principal person of the Company;

WHEREAS, Stockholders own all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, Purchaser, Merger Sub and the Company desire to effect a merger of the Company with and into Merger Sub, upon consummation of which the Company will cease to exist and Merger Sub will be the surviving corporation in the Merger and continue to be a wholly-owned subsidiary of Purchaser (the “Merger”), in accordance with the terms of this Agreement and the DGCL (as defined herein);

WHEREAS, the Board of Directors and stockholders of the Company have approved the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, determining that the Merger is advisable and in the best interests of the Company and its stockholders;

WHEREAS, the Board of Directors of each of Purchaser and Merger Sub have approved the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, determining that this Merger and the Agreement are advisable and in the best interests of each of them;

WHEREAS, the parties hereto intend to effect the Merger in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger; and

WHEREAS, the parties intend that this sale qualify as a “tax-free reorganization” under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, (a) the Company shall merge with and into Merger Sub, (b) the separate corporate existence of the Company (except insofar as it may be continued by applicable law) shall cease, and (c) Merger Sub shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) in the Merger, shall continue to be a wholly-owned subsidiary of Purchaser and shall continue to be governed by DGCL.

Section 1.2. Effective Time. As soon as practicable after the Closing (as defined below), the Company, Purchaser and Merger Sub shall cause the Merger to be consummated by executing, acknowledging and filing with the Secretary of State of the State of Delaware a Certificate of Merger in accordance with the provisions of Section 252(c) of the DGCL (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as may be specified in the Certificate of Merger as agreed to by the parties hereto, in accordance with the provisions of the DGCL. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”

Section 1.3. Effects of Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, and without further act, deed, transfer or conveyance, from and after the Effective Time all of the assets, properties, rights, privileges, powers, licenses, franchises and authority of the Company and Merger Sub, including, without limitation, all property of every description, real, personal and mixed, wherever located, and each and every other interest of every kind and nature, shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.4. Name of Surviving Corporation. The name of the Surviving Corporation shall be “Solais Lighting, Inc.”, unless later changed in accordance with the provisions of the Certificate of Incorporation of the Surviving Corporation and of applicable law.

Section 1.5. Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the provisions thereof and of applicable law, and (b) the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until amended in accordance with the provisions thereof and of the Certificate of Incorporation of the Surviving Corporation and of applicable law.

Section 1.6. Officers and Directors of the Surviving Corporation. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the initial officers and directors, respectively, of the Surviving Corporation (holding the same respective offices), each to hold such office or offices until such person’s respective successor is duly elected or appointed and qualified in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL, or until such person’s earlier death, resignation or removal.

Section 1.7. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or of the holder of any of the following securities or of any other Person:

(a) Outstanding Company Common Shares. Each share of common stock, par value $0.0001 per share, of the Company (“Common Shares”) issued and outstanding immediately prior to the Effective Time (together with any associated rights) shall be converted into the right to receive .013721 shares of common stock, par value $.01 per share, of Purchaser (“POWR Shares”) and $0.132811 in cash, without interest and subject to any applicable withholding tax (the “Merger Consideration Per Common Share”) in accordance with, and subject to, the terms and conditions of this Agreement.

(b) Outstanding Company Preferred Stock.

(i) Each share of Series A preferred stock, par value $0.0001 per share, of the Company (“Series A Shares”) issued and outstanding immediately prior to the Effective Time (together with any associated rights) shall be converted into the right to receive .013721 POWR Shares and $0.132811 in cash, without interest and subject to any applicable withholding tax (the “Merger Consideration Per Series A Share”) in accordance with, and subject to, the terms and conditions of this Agreement.

(ii) Each share of Series B preferred stock, par value $0.0001 per share, of the Company (“Series B Shares”) issued and outstanding immediately prior to the Effective Time (together with any associated rights) shall be converted into the right to receive .013721 POWR Shares and $0.132811 in cash, without interest and subject to any applicable withholding tax (the “Merger Consideration Per Series B Share”) in accordance with, and subject to, the terms and conditions of this Agreement.

(c) Company Treasury Stock. Any Common Shares, Series A Shares or Series B Shares owned or held by the Company (as treasury stock or otherwise) immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, without payment of any consideration in exchange therefor.

(d) Merger Sub Common Stock. Each share of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into, exchanged for and become one duly authorized, validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Shares”). Each stock certificate of Merger Sub evidencing ownership of any Merger Sub Common Shares shall continue from and after the Effective Time to evidence ownership of a like number of Surviving Corporation Common Shares.

Section 1.8. Changes in Company Common Stock. If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding Common Shares, Series A Shares or Series B Shares (collectively, “Shares”), or the POWR Shares, are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company or POWR, as applicable, during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be delivered in respect of Common Shares, Series A Shares or Series B Shares pursuant to Section 2.1 shall be appropriately adjusted to reflect such change; provided, that if additional Merger Consideration is to be paid to Stockholders pursuant to this Agreement, the percentage of the Merger Consideration shall be split between cash and POWR Shares with 45% paid in cash and 55% paid in POWR Shares (unless Stockholders’ Representative otherwise consents, in its sole discretion).

Section 1.9. Treatment of Options and Warrants. The Company shall take all requisite action so that, at the Effective Time, each Option and Warrant that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company, the holder of that Option or any other Person, either cancelled, terminated or exercised for Shares.

Section 1.10 No Further Ownership Rights in Company Shares. At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company or any other rights with respect to such Shares, except the right to receive the Merger Consideration as set forth herein.

Section 1.11 Closing of the Company’s Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time, and there shall be no further transfers of Shares.

Section 1.12 No Fractional Shares. Notwithstanding anything to the contrary in Section 1.7 hereof, no certificates representing fractional POWR Shares shall be issued pursuant to Section 1.7, and no such fractional share interest shall entitle the holders thereof to vote, to receive dividends or to exercise any other right of stockholders of POWR. Each Person who, except for the provisions of this Section 1.12, would be entitled to a fractional POWR Share as a result of the conversion provided for in Section 1.7 shall, upon surrender of such Person’s certificate or certificates representing Shares (or a duly executed lost certificate affidavit) be entitled to receive, in lieu of such fractional interest, an amount of cash equal to the product of such fraction of a POWR Share multiplied by the POWR Per Share Value (as defined below). Notwithstanding the foregoing, the total cash consideration that will be paid by Purchaser to the Stockholders instead of issuing fractional POWR Shares shall not exceed one percent (1%) of the total consideration issued in the Merger to the Stockholders in exchange for their Shares.

Section 1.13 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, Shares held by a holder who has made a proper demand for appraisal of such Shares in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such Shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such Shares) shall not be converted into or represent the right to receive the Merger Consideration, but shall instead be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect, withdrawal or otherwise) or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such Shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.7, without interest thereon, upon surrender of the Certificate(s) formerly representing such Shares (or a lost certificate affidavit).

(c) The Company shall give Purchaser: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal or attempted withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not voluntarily make any payment or settlement offer or settle any such demands or approve any withdrawal of such demands prior to the Effective Time with respect to any such demand, notice or instrument unless Purchaser shall have given its prior written consent to such payment, settlement offer, settlement or withdrawal.

Section 1.14 Withholding Taxes. Purchaser and Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to any Stockholder under this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Entity under the Code or any applicable provision of state, local or foreign tax law. Purchaser shall give Stockholders’ Representative at least three (3) days prior notice if it intends to withhold any amounts from the consideration otherwise payable hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

Section 1.15 Merger Consideration. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall pay and deliver to the Stockholders an aggregate purchase price of $15,000,000, subject to the adjustments as provided in Section 1.18 (the “Aggregate Merger Consideration”). In addition, at the Closing, Purchaser shall pay the Company Transaction Costs as directed by the Stockholders’ Representative, all of which shall be paid in cash. Stockholders own 100% of the Shares (or will own 100% of the Shares after giving effect to (i) the exercise or termination of all Options and Warrants, and (ii) the issuances before Closing of Common Shares in exchange for all Options and Warrants that are outstanding and not terminated prior to Closing), and the Merger Consideration shall be allocated and paid to Stockholder, and the Merger Consideration Per Common Share, the Merger Consideration Per Series A Share and the Merger Consideration Per Series B Share shall be as set forth in Schedule 1.15, containing a spreadsheet detailing the number of POWR Shares and the amount of cash per Share that Purchaser is to issue, deliver and pay to each Stockholder at the Closing (the “Allocation Spreadsheet”), which shall be delivered to Purchaser at the Closing.

Section 1.16 Payment of Merger Consideration; Company Transaction Costs. At the Closing, upon the terms and subject to the conditions set forth herein, Purchaser shall pay and deliver to (i) Stockholders, the Merger Consideration, which shall be allocated among Stockholders as provided in the Allocation Spreadsheet contained in Schedule 1.15, by causing to be paid to Stockholders, in the aggregate, 45% of the Merger Consideration in cash ($6,750,000, of which $1,500,000 shall be paid into escrow as provided in Section 1.17) and the other 55% of the Merger Consideration by issuing to Stockholders 675,160 POWR Shares (which is equal to 55% of the Merger Consideration divided by the POWR Per Share Value (as defined below)), in certificated or book entry form as provided on the Allocation Spreadsheet (the “Merger Consideration Shares”); and (ii) to the Persons designated by Stockholders’ Representative, Company Transaction Costs, as the same will be set forth on a funds flow memorandum (the “CTC Funds Flow Memo”) to be delivered to Purchaser at least one Business Day prior to Closing.

As used in this Agreement, “POWR Per Share Value” means the volume-weighted average closing sale price of the POWR Shares as reported on the Nasdaq Global Select Market (“VWAP”) over the five (5) Business Days (as defined below) immediately preceding the Closing Date (as defined below), provided that if the closing sale price of the POWR Shares on the Business Day immediately preceding the Closing Date (as reported on the Nasdaq Global Select Market) is less than 95% of such five Business Day VWAP, then the “POWR Per Share Value” means the lesser of: (i) the VWAP over the five (5) Business Days VWAP immediately preceding the Closing Date; or (ii) the VWAP over the ten (10) Business Days immediately preceding the Closing Date. As so computed, the POWR Per Share Value is $12.22.

Section 1.17 Escrow. On or prior to the Closing Date, Purchaser and Stockholders’ Representative shall enter into an escrow agreement with Park National Bank (the “Escrow Agent”), substantially in the form of Exhibit 1.17. Purchaser shall deposit $1,500,000 of the Merger Consideration (the “Escrow Funds”) with the Escrow Agent to be held in accordance with the Escrow Agreement and this Agreement for a period of 24 months after the Closing (the “Escrow Period”) as security for Stockholders’ indemnification obligations and post-closing adjustment obligations to Purchaser under this Agreement. Any distribution of the Escrow Funds shall be pursuant to the Escrow Agreement.

Section 1.18 Adjustments to Merger Consideration. The Merger Consideration shall be adjusted after the Closing in accordance with this Section 1.18 based upon the Working Capital (as defined herein) of the Company as of the Closing Date; provided, that any adjustment shall only be paid in a manner such that the percentage of the Merger Consideration paid in cash does not exceed fifty percent (50%) (unless the Stockholders’ Representative otherwise consents, in its sole discretion).

(a) Closing Adjustment.

(i) Estimated Closing Working Capital Statement. Not less than three (3) Business Days before the Closing Date, the Company shall prepare and deliver to Purchaser a statement (the “Estimated Closing Working Capital Statement”) setting forth its good faith estimated calculation of the amount and value of the Working Capital (as defined below) of the Company as of the Closing Date (the “Estimated Closing Working Capital Amount”). The Estimated Closing Working Capital Statement shall contain an estimated balance sheet of the Company as of the Closing Date , a calculation of the Estimated Closing Working Capital Amount, and a certificate of the Chief Executive Officer of the Company that such Estimated Closing Working Capital Statement was determined (other than with respect to the Transaction Closing Adjustments (as defined below)) in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis with, and using the same accounting principles, practices, procedures, methodologies and policies with consistent classifications, judgments, and valuation and estimation methodologies used in the preparation of, the financial statements of the Company for its most recent fiscal year.

(ii) Closing Adjustment. The “Closing Adjustment”, if any, shall be an amount equal to the amount by which the Estimated Closing Working Capital Amount is less than $0 (the “Target Working Capital Amount”). If there is a Closing Adjustment, then the cash portion of the Merger Consideration shall be decreased by the amount of the Closing Adjustment.

(b) Post-Closing Adjustment

(i) Closing Statement. Within 90 days after the Closing Date, Purchaser shall prepare and deliver to Stockholders’ Representative a statement (the “Closing Working Capital Statement”) setting forth its calculation of the amount and value of the Working Capital of the Company as of the Closing Date (without giving effect to the transactions contemplated by this Agreement) (the “Closing Working Capital Amount”), computed in accordance with the provisions of this Agreement.

(ii) Working Capital and Adjustments. For purposes of this Agreement, the term “Working Capital” shall mean the excess of current assets of the Company over the current liabilities of the Company as of the beginning of business on the Closing Date, determined (other than with respect to the Transaction Closing Adjustments) in accordance with GAAP on a consistent basis with, and using the same accounting principles, practices, procedures, methodologies and policies with consistent classifications, judgments, and valuation and estimation methodologies used in the preparation of, the financial statements of the Company for its most recent fiscal year; provided that, notwithstanding the foregoing, the computation of Working Capital shall include the following adjustments (collectively, the “Transaction Closing Adjustments”): (1) current assets will be increased by the amount equal to the gross margin on “eligible back orders” in the manner and amount as set forth in the “Backorder Gross Margin Schedule” to be delivered by the Company at least three (3) Business Days prior to Closing, (2) current liabilities will be reduced by the $10,000 incremental audit fee for SEC purposes and by the amount paid to resolve and settle the item on Schedule 3.22(c), and (3) current liabilities will include (only for amounts not paid by the Company prior to closing) the following transaction costs: (A) the attorneys’ fees of Stockholders’ and Company counsel (except the portion of those fees paid by Purchaser in accordance with this Agreement); (B) the Company portion of the broker fees as set forth on Schedule 2.8; and (C) Company employee bonuses triggered by the transactions contemplated hereby, all of which, to the extent paid by Purchaser at Closing as herein provided, shall be deemed a current liability of Company (x) for purposes of determining the Estimated Closing Working Capital; and (y) for purposes of calculating the Closing Working Capital Amount.

(iii) Preparation and Computation. Stockholders shall cooperate with Purchaser in the preparation of the Closing Working Capital Statement. For the avoidance of doubt, current liabilities shall include Company Transaction Costs, to the extent paid by Purchaser at Closing as herein provided, for purposes of calculating the Closing Working Capital Amount and Working Capital. For purposes of this Agreement, the parties agree that the Working Capital as of April 11, 2013 was $(495,366.12) (the “Baseline Working Capital Amount”). The computation of the Closing Working Capital Amount shall be made on a basis consistent with the method of computation of the Baseline Working Capital Amount.

(iv) Post-Closing Adjustment. The “Post-Closing Adjustment”, if any, shall be an amount equal to the amount by which the Closing Working Capital Amount (as finally determined pursuant to this Section 1.18) is either less than or greater than the Estimated Closing Working Capital Amount, and shall be payable as provided in Section 1.18(f).

(c) Stockholders’ Representative Review and Objection. After receipt of the Closing Working Capital Statement, Stockholders’ Representative shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. If Stockholders’ Representative either notifies Purchaser of its acceptance of the Closing Working Capital Statement, or if Stockholders’ Representative does not deliver to Purchaser written notice of any objections to the Closing Working Capital Amount as proposed by Purchaser prior to the expiration of the Review Period, then the Closing Working Capital Amount set forth in the Closing Working Capital Statement shall be deemed final, conclusive and binding on the parties hereto. If Stockholders’ Representative has any objections to the determination of the Closing Working Capital Amount, then Stockholders’ Representative shall deliver written notice of such objections, in reasonable detail, including each disputed item or amount and Stockholders’ Representative’s basis for disagreement therewith (the “Stockholder Objection Notice”), prior to the expiration of the Review Period, provided that matters included in the calculations in the Closing Working Capital Statement to which Stockholders’ Representative does not object (excluding those matters that would be affected by the matters set forth in the Stockholder Objection Notice) shall be deemed accepted by Stockholders’ Representative and shall not be subject to further dispute or review.

(d) Resolution of Stockholders’ Representative Objections and Disputed Amount.

(i) Selection of Accountants. Stockholders’ Representative and Purchaser shall use their good faith efforts to resolve the matters in dispute among themselves and to agree upon the Closing Working Capital Amount, and any such resolution between them shall be final, binding and conclusive on the parties hereto and shall be evidenced by a written agreement to that effect. However, if Purchaser and Stockholders’ Representative are unable to agree in writing on the Closing Working Capital Amount within 30 days after Purchaser’s receipt of the Stockholder Objection Notice, then Purchaser and Stockholders’ Representative shall submit the issues and the amounts in dispute (the “Disputed Amounts”) to BDO Seidman, LLP, provided if BDO Seidman, LLP is unwilling, is not independent of POWR, Purchaser and the Company or unable to undertake such engagement, then to a reputable, qualified accounting firm mutually acceptable to Purchaser and Stockholders’ Representative (the “Accountants”) for final resolution and determination of the Closing Amount.

(ii) Process of Accountants. Stockholders’ Representative and Purchaser shall each furnish to the Accountants such work papers and other supporting documentation relating to the disputed issues as the parties deem appropriate or as the Accountants may reasonably request and as are available to the parties, and Stockholders’ Representative and Purchaser shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with Accountants. The Accountants shall determine, based solely on the provisions of this Agreement and the presentations by Purchaser and Stockholders’ Representative, and not by independent review, the appropriate amount, inclusion or omission of the items and amounts set forth in the Closing Working Capital Statement as to which Purchaser and Stockholders’ Representative have not resolved a disagreement identified in the Stockholder Objection Notice (and only such matters subject to the exceptions set forth in Section 1.18(c)). The Accountants shall be instructed to use their reasonable best efforts to make their determination in accordance with the provisions of this Agreement within 30 days after being engaged, and such determination made by the Accountants shall be set forth in a writing delivered to each party and shall be final, conclusive and binding upon the parties hereto. The Accountants in making their determination of the Disputed Amounts shall not assign a value thereto greater than the greatest value claimed by either party or smaller than the smallest value claimed by either party. Judgment may be entered upon the determination of the Accountants in any court having jurisdiction over the party against which such determination is to be enforced.

(iii) Fees of Accountants. Stockholders, through deduction from the Escrow Funds, shall bear that portion of the fees and expenses of the Accountants that are equal to the portion of the Disputed Amounts determined to have been correctly disputed by Purchaser, and Purchaser shall bear the remainder of such fees and expenses.

(e) Access to Relevant Books and Records. Purchaser shall provide Stockholders’ Representative and its agents reasonable access during reasonable times to the applicable books, records and accounts of the Company and to Purchaser’s work papers and back-up materials, reasonably related to the preparation of the Closing Working Capital Statement, as Stockholders’ Representative may reasonably request upon reasonable notice during the Review Period, and with respect to any Disputed Amount after the Review Period until final resolution thereof; provided, however, that such access shall only be in a manner that does not unreasonably interfere with the normal business operations of the Company.

(f) Payment of Post-Closing Adjustment. Within five (5) Business Days after the final determination of the Closing Working Capital Amount pursuant to this Section 1.18, the Post-Closing Adjustment, if any, shall be paid as provided in this Section 1.18(f). If the Closing Working Capital Amount is less than the Estimated Closing Working Capital Amount, then the Merger Consideration will be adjusted downward by the amount of such shortfall (the “Downward Post-Closing Adjustment Amount”), and (i) Purchaser and Stockholders’ Representative shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay to Purchaser of the Escrow Funds an amount equal to the Downward Post-Closing Adjustment Amount. If Closing Working Capital Amount is greater than the Estimated Closing Working Capital Amount, then the Merger Consideration will be adjusted upward by the amount of such excess (the “Upward Post-Closing Adjustment Amount”), then Purchaser shall pay to Stockholders in proportion as set forth in the Allocation Spreadsheet, cash in the amount equal to the Upward Post-Closing Adjustment Amount; provided that to the extent such payment would result in the Stockholders receiving more than fifty percent (50%) of the Merger Consideration in cash, then any amount to be paid that would cause the Merger Consideration to be paid with the Stockholders receiving more than fifty percent (50%) of the Merger Consideration in cash (the “50% Cash Threshold”) shall be paid by Purchaser causing to be issued to Stockholders in proportion as set forth in the Allocation Spreadsheet, POWR Shares equal to the Upward Post-Closing Adjustment Amount in excess of the 50% Cash Threshold dividing by the POWR Per Share Value calculated as of the Closing Date (unless the Stockholders’ Representative otherwise consents, in its sole discretion).

(g) Tax Purposes. Any Post-Closing Adjustment made under this Section 1.18 shall be treated as an adjustment to the Merger Consideration by the parties hereto for Tax purposes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

RELATING TO STOCKHOLDERS

Except as set forth in the disclosure schedules delivered by the Company to Purchaser simultaneously with the execution of this Agreement (as the same may be updated in accordance with Section 5.14, the “Disclosure Schedules”), each Stockholder hereby represents and warrants, severally and not jointly, for itself and no other Stockholder, to and for the benefit of Purchaser as follows:

Section 2.1 Organization of Entity Stockholders. If such Stockholder is an Entity (as defined below), such Stockholder is a duly organized and validly existing corporation, limited partnership or limited liability company, as applicable, and in good standing under the laws of the State of its incorporation or formation.

Section 2.2 Power and Authority.

(a) If such Stockholder is an individual, such Stockholder has all requisite right, capacity, power and authority to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement to be executed by such Stockholder (collectively with all agreements, documents and instruments contemplated hereby to be executed by such Stockholder, the “Stockholder Documents”), and to perform such Stockholder’s obligations hereunder and thereunder.

(b) If such Stockholder is an Entity, such Stockholder has all requisite corporate, limited partnership or limited liability company, as applicable, right, power and authority to execute and deliver this Agreement and the other Stockholder Documents to be executed by such Stockholder, and to perform its obligations hereunder and thereunder. The execution and delivery by such Stockholder of this Agreement and such other Stockholder Documents, and the performance by such Stockholder of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite corporate, limited partnership or limited liability company, as applicable, action of such Stockholder.

Section 2.3 Status of Shares. Except as set forth on Schedule 2.3, such Stockholder is (or will be after giving effect to (i) the exercise or termination of all Options and Warrants, and (ii) the issuances of Common Shares prior the Closing in exchange for any and all Options and Warrants held by Stockholder that are not terminated prior to Closing) the legal, beneficial and record owner of, and has good, valid and marketable title to, all of the Shares indicated to be owned by such Stockholder on Schedule 2.3, free and clear of any and all restrictions on transfer (other than any restrictions that are set forth on Schedule 2.3 and will be cancelled as of the Closing, any restrictions under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws), Liens, community property interests, rights of first refusal, preemptive rights, limitations on voting rights, sale obligations (such as pursuant to a “co-sale”, “take-along,” or “bring-along” agreements or the like), or warrants, options or other rights, restrictions, claims (other any rights or obligations that will be cancelled as of the Closing) (collectively, “Securities Liens”). In addition, Stockholder is not a party to, and the Shares owned by Stockholder are not subject to, any voting trust, stockholder agreement, rights of first refusal, registration rights or any other similar agreements, covenants, instruments, rights or the like that are listed in Sections 3.3(f), (g) and (h), other than as set forth on Schedule 2.3, all of which will be terminated as of Closing. Upon the sale, transfer and delivery of the Shares owned by such Stockholder to Purchaser as contemplated in this Agreement, Stockholder shall convey and transfer, and Purchaser will acquire and receive, good and marketable title to all of such Shares, free and clear of any and all Liens (other than Permitted Liens and Liens that may arise by virtue of any actions taken by or on behalf of Purchaser or its Affiliates). The certificates representing the Shares held by Stockholder and transferred and conveyed to Purchaser hereunder are valid and genuine. Schedule 2.3 sets forth a true, accurate and complete list of the name and Share holdings (by class and series) of Stockholder as of the date hereof.

Section 2.4 Enforceability. This Agreement has been, and the other Stockholder Documents when executed and delivered by such Stockholder will be, duly and validly executed and delivered on behalf of such Stockholder and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and by general principles of equity, whether applied by a court of law or in equity.

Section 2.5 No Conflicts. Except as set forth on Schedule 2.5, the execution and delivery by such Stockholder of this Agreement and the other Stockholder Documents, the performance by such Stockholder of its obligations contemplated hereunder and thereunder, and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not, directly or indirectly, conflict with, result in a material violation of, constitute a material breach of or a material default (with or without the giving of notice or the lapse or time or both) under, any term, condition or other provision of (i) as to any Stockholder that is an Entity, the articles or certificate of incorporation, bylaws or other charter or organizational documents of such Stockholder, or any resolution adopted by the directors, officers, managers, members, investors, partners, trustees or other owners or managers of such Stockholder, as applicable, (ii) any material Permit (as defined herein) held by or applicable to such Stockholder or such Stockholder’s Shares, or (iii) any order, injunction, writ, judgment, doctrine, decree, assessment, arbitration award or ruling (“Order”) of any court, arbitrator or any federal, state, local or foreign governmental, quasi-governmental, administrative or regulatory body, agency or authority (“Governmental Authority”) applicable to such Stockholder or such Stockholder’s assets, or (iv) any applicable federal, state, local or foreign law, statute, rule, regulation, code, or ordinance of a Governmental Authority (“Law”) applicable to such Stockholder; provided, however, that no representation or warranty is made in the foregoing clauses (ii), (iii), or (iv) with respect to matters that, individually or in the aggregate, would not (x) impair in any respect Stockholder’s ability to validly and effectively sell, transfer and deliver the Shares owned by Stockholder to Purchaser at the Closing (y) affect Stockholder’s representation and warranty to Purchaser in Section 2.3, or (z) otherwise materially impair such Stockholder’s ability to consummate the transactions contemplated hereby.

Section 2.6 Consents. No consent, authorization, Permit, order or approval of, notice or report to, or filing or registration with, or waiver, review, clearance or any other action (collectively, “Consents”) by, from or with respect to, any Governmental Authority or any other Person is necessary by or with respect to Stockholder for Stockholder to execute and deliver this Agreement and to validly and effectively sell, transfer and deliver the Shares owned by Stockholder to Purchaser at the Closing.

Section 2.7. Legal Proceedings. Except as set forth on Schedule 2.7, there are no actions, causes of action, suits, claims, complaints, disputes, demands, investigations, inquiries, audits, litigations, citations, summons, subpoenas, arbitrations, hearings or other proceedings (whether civil, criminal, administrative, regulatory, investigative or informal) (collectively, “Legal Proceedings”) pending or, to the knowledge of such Stockholder, threatened in writing by, before or involving any court, arbitrator or Governmental Authority to which such Stockholder is a party affecting the execution and delivery of this Agreement or any other Stockholder Document by such Stockholder or the consummation of the Merger and the other transactions contemplated hereby or thereby.

Section 2.8 Brokers’ Fees. Except as provided on Schedule 2.8, no broker, finder, investment banker, financial advisor or similar agent or Person is or may be entitled to receive any fee, commission or other compensation or payment in connection with this Agreement, the Merger or the other transactions contemplated hereby by reason of any action taken by such Stockholder in such Person’s capacity as a Stockholder.

Section 2.9 Securities Matters. Each Stockholder represents and warrants to Purchaser:

(a) Investment Intent. Such Stockholder is acquiring the POWR Shares solely for its own account, and not as nominee or agent for any other Person, for investment purposes, and not with a view to any subsequent offering, resale or distribution of the POWR Shares except pursuant to an effective registration statement covering such sale or an exemption from registration.

(b) Sophistication and Suitability. Such Stockholder has such knowledge and experience in business and financial matters to be capable of independently evaluating the merits and risks of an acquisition of the POWR Shares. Stockholder has independently evaluated the risks and merits of acquiring the POWR Shares and has independently determined that the POWR Shares are a suitable investment for Stockholder. Stockholder has sufficient financial resources to bear the economic risk of a loss of its entire investment in the POWR Shares.

(c) No Reliance. In making its investment decision, Stockholder has independently evaluated the merits and risks of an acquisition of POWR Shares and has not relied upon any representations made by Purchaser or any member or other Person affiliated with Purchaser with respect to Purchaser or the POWR Shares, or upon any projections or other estimates or forecasts of future performance provided by or on behalf of POWR other than (i) as expressly provided by POWR in this Agreement or (ii) the filings made or to be made in connection with this transaction by POWR with the Securities and Exchange Commission, in each case other than as expressly provided in this Agreement.

(d) No Registration. Stockholder understands and acknowledges that the POWR Shares to be acquired by it hereunder have not been registered for offer or sale to Stockholder under the Securities Act or under the securities laws of any state, but are being issued to Stockholder pursuant to and in reliance upon exemptions from the registration requirements of such securities laws, and that Purchaser is relying upon, and such exemptions are dependent in part upon, the truth and accuracy of the representations, warranties, covenants and agreements of Stockholder set forth herein in order to determine the availability of such exemptions and the suitability of Stockholder to acquire the POWR Shares.

(e) Restrictions on Resale. Stockholder understands and acknowledges that, as a consequence of the restrictions on subsequent transfer imposed by the exemptions from registration referred to in Section 2.9(d), the POWR Shares may not subsequently be offered, sold, assigned, conveyed, pledged, hypothecated or otherwise transferred by Stockholder except pursuant to an effective registration statement registering the sale or transfer of the POWR Shares under the Securities Act and under applicable state securities laws or pursuant to an exemption from such registration requirements, and the certificates representing the POWR Shares may bear a restrictive legend to that effect when issued by POWR.

(f) Available Information. Such Stockholder (i) has received, and has had the opportunity to review, the audited financial statements of POWR containing the balance sheet as of December 31, 2012 and the statement of operations, statement of stockholders’ equity and statement of cash flows for the 12 month period then ended, and (ii) is aware that all reports and filings of POWR with the Securities and Exchange Commission (the “SEC”) are available on the website of the SEC at www.sec.gov and on the investor relations portion of the POWR website at www.powersecure.com, and has had the opportunity to review such reports and filings.

(g) General Solicitation. Such Stockholder is not acquiring the POWR Shares as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(h) Residency. Such Stockholder (i) except as set forth on Schedule 2.9(h), if an individual, is a citizen of the United States and a bona fide resident and domiciliary (not a temporary or transient resident) of the State identified in the address set forth on the Execution Page and has no present intention of becoming a resident of any other state or jurisdiction, and (ii) if a corporation, partnership or limited liability company, is organized under the laws of the State identified as such on Schedule 2.9(h) and has its principal executive offices in the State identified as such on Schedule 2.9(h), and in either case has no present intention of altering the jurisdiction of its organization or principal office.

(i) Investment Risks. Such Stockholder understands and acknowledges that an acquisition of POWR Shares involves a high degree of risk.

Section 2.10 Knowledge. Each representation or warranty in this Agreement that is made to the “knowledge” or “awareness” or “notice” (or words of similar import) of any Stockholder means and shall be deemed to be based upon the actual knowledge of such Stockholder after reviewing such representation or warranty.

Section 2.11 Reliance. No representations or warranties have been made to any Stockholder or any Affiliate of any Stockholder by POWR, or any Affiliate of POWR, other than those expressly set forth herein. The Company has not relied upon any representations or warranties other than those expressly set forth herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Schedules, the Company represents and warrants to and for the benefit of Purchaser as follows:

Section 3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate right, power and authority to conduct its business, affairs, operations and activities as same are currently being conducted and to own, lease and operate its assets and properties. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in the States of Connecticut and Massachusetts, which, with the exception of those states or jurisdictions where the failure to obtain such qualification or licenses would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below), are the only states or jurisdictions in which the ownership, lease or operation of the assets or properties of the Company or the conduct of its business, affairs, operations and activities as same are currently being conducted makes such qualification or licensing necessary. As used herein, “Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is or would be reasonably expected to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, assets, properties, or results of operations of the Company, other than events, circumstances, facts, developments, changes or effects: (i) resulting from economic conditions affecting the industries in which the Company does business; (ii) otherwise occurring in the industries in which the Company does business; (iii) resulting from the transactions contemplated by this Agreement or the announcement to third-parties or the public of the transactions contemplated by this Agreement; (iv) resulting from changes in laws after the date hereof; or (v) resulting from an outbreak or escalation of hostilities involving any country where the Company does business, the declaration by any country where the Company does business of a national emergency or war, or the occurrence of any acts of terrorism and any actions or reactions thereto provided, that any adverse effects referred to in clauses (ii) above shall be excluded only to the extent that such matters, taken as a whole, do not have a disproportionate impact on the Company relative to other companies which operate in the same industries and geographies as the Company.

Section 3.2 Subsidiaries.

(a) The Company does not currently have, and has never had, any direct or indirect subsidiaries, and does not own, hold or control, directly or indirectly, any shares of capital stock or any other equity, ownership, partnership, membership, management or voting interest in, to or of any corporation, general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization or other business entity or association (each an “Entity” and collectively, “Entities”). The Company is not a partner, member, manager, trustee or participant of or in (nor is any of its business conducted through) any Entity. The Company does not own, directly or indirectly, any other interest in any Entity.

(b) Except as set forth on Schedule 3.2(b), the Company does not have any obligation, fixed, absolute, accrued, contingent or otherwise, to provide funds to, or to make any investment (whether in the form of a loan, capital contribution or otherwise), or to provide any guarantee with respect to the obligations of, any Person.

Section 3.3 Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists solely of (i) 56,000,000 shares of common stock, par value $0.00001 per share (“Common Shares”); and (ii) 18,632,470 shares of Series A preferred stock, par value $0.00001 per share (“Series A Preferred Shares”); and (ii) 17,446,905 shares of Series B preferred stock, par value $0.00001 per share (“Series B Preferred Shares”). As of the date hereof, the number of shares of capital stock issued and outstanding is set forth on Schedule 3.3(a). As of the date hereof, the name, addresses and holdings of each holder of Common Shares, Series A Preferred Shares and Series B Preferred Shares is set forth on Schedule 3.3(a). Except as set forth on Schedule 3.3(a), no Person owns any shares of capital stock of the Company as of the date hereof. As of the Closing Date, 100% of the Shares will be owned by the Stockholders, of record and beneficially, and the Shares set forth on Schedule 3.3(a) (after being updated to reflect the Shares issued upon exercise of Options and Warrants set forth on Schedule 3.3), will constitute the only outstanding capital stock of the Company.

(b) Outstanding Stock Options, Warrants and Rights. As of the date hereof, Schedule 3.3 sets forth the outstanding (i) options to purchase Common Shares (the “Options”) pursuant to the Company’s 2010 Stock Option Plan, as amended (the “2010 Stock Plan”), and (ii) warrants to purchase Common Shares (the “Warrants”). The Company has not authorized any other stock option, stock incentive or stock or equity plan of any nature or any other warrant plan or agreement that has been authorized by the Company and under which any option, warrant or other right to acquire Shares has been granted or awarded by the Company. As of the date hereof, the names of the holders of the Options and Warrants, exercise price, grant date, termination date and a true and complete copy of the 2010 Stock Plan and each warrant plan or agreement under which the Warrants have been issued, each as amended and currently in effect, is set forth on Schedule 3.3(b). Prior to the Closing, all previously issued and outstanding Options and Warrants will be validly and effectively either exercised or terminated, so that as of immediately prior to the Closing, there will be no Options or Warrants outstanding, and no Person shall have any right to acquire any Shares pursuant to any Option or Warrant issued prior to the Closing.

(c) No Other Capital Stock, Stock Options, Warrants or Rights. Other than the Shares, the Options and the Warrants, the Company has no other equity securities of any class or series authorized, issued, reserved for issuance or outstanding, and has no outstanding securities, bonds, debentures, notes or other rights, instruments or obligations the holders of which have the right to vote with the holders of Common Shares or which are convertible into or exchangeable or exercisable for Shares or any other capital stock or equity or voting interests in the Company. Other than the Options and the Warrants, as otherwise contemplated by this Agreement or set forth on Schedule 3.3, there are no outstanding or authorized (i) options, warrants, convertible securities, calls or other rights (contingent or otherwise) to subscribe for or to purchase from the Company, or (ii) obligations, agreements, arrangements, understandings or commitments of any nature (contingent or otherwise) for the Company to issue, grant, sell, transfer, repurchase, redeem or retire, in either case any Shares or any other shares of capital stock of any class or series, any equity, ownership or voting rights or interest in the Company or other securities of the Company, which would be binding on the Company or the Purchaser following the Closing. Except for the 2010 Stock Plan, the Company does not have any outstanding or authorized any stock or equity appreciation, phantom stock or equity, profit participation or similar rights.

(d) Due Authorization and Valid Issuance. The Shares (including those Shares after giving effect to (i) the exercise or termination of all Options and Warrants, and (ii) the new issuances of shares of common stock of the Company in exchange for Options and Warrants), will constitute all of the issued and outstanding shares of capital stock of the Company as of the Closing, will have been duly authorized and validly issued and will be fully paid and nonassessable, and none of such shares of capital stock of the Company will have been issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive rights or other similar rights.

(e) Issuance in Compliance. Except as set forth in Schedule 3.3, which shall be validly and effectively terminated prior to the Closing, all of the Shares are free of any preemptive rights, have no personal liability attached to the ownership thereof, and were offered, sold and issued in full compliance with all applicable federal and state securities laws.

(f) No Voting Trusts. Except as set forth in Schedule 3.3, which shall be validly and effectively terminated prior to the Closing, neither the Company, nor, to the knowledge of the Company, Stockholders are a party to any voting trust, voting agreement, stockholder agreement, proxy or other agreement or arrangement with respect to the voting, transferability, purchase or redemption of any shares of capital stock of the Company.

(g) No Preemptive Rights. Except as set forth in Schedule 3.3, which shall be validly and effectively terminated prior to the Closing, no Person has any preemptive right, right of first refusal, subscription right or similar right with respect to the issuance or sale of any of the Company’s capital stock by the Company, including but not limited to the Shares. No Person has any right of rescission or claim for damages under Federal or state securities laws with regard to the offer, sale or issuance for, any shares of capital stock of the Company previously issued, including but not limited to the Shares.

(h) No Registration Rights. Except as set forth in Schedule 3.3, which shall be validly and effectively terminated prior to the Closing, the Company has not agreed, and has no obligation, commitment or understanding or arrangement (contingent, absolute or otherwise), to register the offer or sale of any of its securities owned by any person under the Securities Act or the securities laws of any state or other jurisdiction.

Section 3.4 Power and Authority. Except as set forth in Schedule 3.4, the Company has all requisite corporate right, power and authority to execute and deliver this Agreement and the other Stockholder Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution and delivery by the Company of this Agreement and the other Stockholder Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the Merger and the other transactions contemplated hereby or thereby, have been duly and validly authorized and approved by all requisite corporate action on the part of the Company, including, the due authorization and approval thereof by the Board of Directors and stockholders of the Company in accordance with the DGCL and its certificate of incorporation and bylaws as currently in effect, and no other corporate proceeding on the part of the Company are necessary to authorize this Agreement or the other Stockholder Documents to which the Company is a party or to consummate the transactions contemplated herby or to perform its obligations hereunder or thereunder.

Section 3.5 Enforceability. This Agreement has been, and the other Stockholder Documents to which the Company is a party when executed and delivered by the Company will be, duly and validly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and by general principles of equity, whether applied by a court of law or in equity.

Section 3.6 No Conflicts. Except as set forth on Schedule 3.6, the execution and delivery by the Company of this Agreement and the other Stockholder Documents, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not, directly or indirectly, (a) conflict with, or result in a material violation of, constitute a material breach of or a material default (with or without the giving of notice or the lapse or time or both) under, any term, condition or other provision of (i) the certificate of incorporation, bylaws or other charter or organizational documents of the Company, (ii) any resolution adopted by the Board of Directors (or any committee thereof) or by any class of the stockholders of the Company, (iii) any agreement between the Company and any of the stockholders of the Company, (iv) any Material Contract (as defined below) to which the Company is a party or by which the Company or its assets, properties, business or activities is subject or bound, (v) any material Permit held by the Company, (vi) any federal, state, local or foreign Law applicable to the Company, or (vii) any Order of any Governmental Authority applicable to the Company or the Company’s assets; (b) result in the creation or imposition of any Lien (other than Permitted Liens) on or against any of the assets, properties, rights or interests of the Company; (c) constitute an event which would give any Person the right to amend, revoke, withdraw, suspend, cancel, terminate or modify any Material Contract or material Permit of or relating to the Company or its assets, properties, business or activities or to accelerate the maturity or performance by the Company of any Liability of the Company; (d) give any Person other than a Stockholder or any Person named on Schedule 3.3 or Schedule 3.6 the right to receive any portion of the Merger Consideration or to own or acquire any Shares; provided, however, that no representation or warranty is made in the foregoing clauses (a)(ii), through (vii) or (b) with respect to matters that, individually or in the aggregate, would not result or be reasonably likely to result in a Material Adverse Effect.

Section 3.7. [Intentionally omitted.]

Section 3.8 Consents. Except as set forth in Schedule 3.8, no Consent by, from or with respect to, any Governmental Authority or any other Person is necessary by or with respect to the Company (i) for the Company to execute and deliver this Agreement and the other Stockholder Documents and to perform its obligations hereunder and thereunder, (ii) for the consummation of the Merger and the other transactions contemplated by this Agreement and the other Stockholder Documents, or (iii) for the Company to continue immediately after the Closing to be entitled to all the rights, interests, privileges, franchises and benefits it has immediately prior to the Closing with respect to its assets, properties, rights, interests, business, affairs and operations; provided, however, that no representation and warranty is made with respect to Consents that, if not obtained or made, would not, individually or in the aggregate, result or be reasonably likely to result in a Material Adverse Effect.

Section 3.9. Legal Proceedings. Except as set forth on Schedule 3.9, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened in writing by, before or involving any court, arbitrator or Governmental Authority to which the Company is a party or which otherwise affects its assets, properties, business or activities. Except as set forth on Schedule 3.9, the Company has not received any written notice that the Company or any of its assets or any of its operations are subject to any material Order. Neither the Company nor any of its officers or directors, nor to its knowledge any of its stockholders or employees has overtly threatened to commence or engage in, any Legal Proceeding relating to the Company, this Agreement or the transactions contemplated hereby or thereby.

Section 3.10 Brokers’ Fees. Except as set forth in Schedule 2.8, no broker, finder, investment banker, financial advisor or similar agent or Person is or may be entitled to receive any fee, commission or other compensation or payment in connection with the transactions contemplated hereby by reason of any action taken by or on behalf of the Company, including by any officer, director or other person authorized to act on behalf of the Company.

Section 3.11 Corporate Documents. The Company has made available to Purchaser true, accurate and complete copies of the following documents: (i) the certificate of incorporation and by-laws of the Company, each as amended and in effect on the date hereof; (ii) the minute books of the Company containing true and complete records of all proceedings, consents, actions and meetings of the shareholders, the board of directors and all committees of the board of directors of the Company, to the extent such records exists, provided that the lack of any such records will not have a Material Adverse Effect on the Company and does not impair the validly or effectiveness of any records that do exist; (iii) all material Permits and material Consents issued by any Governmental Authority with respect to the issuance and sale of securities of the Company, to the extent the same exist; and (iv) the stock transfer books, records and ledgers of the Company setting forth a true and complete record of all issuances and transfers of shares of capital stock of the Company and the ownership of all outstanding shares of capital stock of the Company as of the date hereof.

Section 3.12 Financial Statements.

(a) The Company has made available to Purchaser true and complete copies of the Company’s (i) audited balance sheet as of December 31, 2012, and the related audited statements of operations, cash flows and changes in stockholders’ equity for the fiscal year then ended (together with all related notes and schedules thereto, the “Audited Financial Statement”) and (ii) Company’s unaudited balance sheet as of January 31, 2013, and the related unaudited statements of operations, cash flows and changes in stockholders’ equity for the interim period then ended(together with all related notes and schedules thereto, the “Interim Financial Statement” and together with the Audited Financial Statement, the “Financial Statements”).

(b) All such Financial Statements have been prepared from the books and records of the Company and (i) fairly present in all material respects the financial condition, results of operations, cash flows and changes in stockholders’ equity of the Company as of the respective dates thereof and for the respective periods covered thereby; and (ii) have been prepared in accordance and consistent with the books and records of the Company; and (iii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved; provided that the Interim Financial Statements are subject to normal recurring year-end adjustments and do not include footnotes.

(c) The Company has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with the authorization of management, (iii) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. Since January 1, 2010, the Company has not received notice from the Company’s auditors of, and otherwise have no knowledge of, (1) any significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial information, or (2) any fraud, whether or not material, that involved any officer, director, key employee, other member of management or any other employees who had a significant role in the Company’s accounting or financial reporting processes.

Section 3.13 Absence of Undisclosed Liabilities. As of the date hereof, except as set forth on Schedule 3.13, the Company does not have any material liabilities, debts, accounts payable or other obligations or commitments of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, accrued, absolute, fixed, contingent or otherwise, due or to become due (collectively, “Liabilities”), except (a) Liabilities that are reflected, disclosed or, to the knowledge of the Company, adequately reserved against in the Financial Statements, (b) Liabilities that would be required to be included in the Company’s Financial Statements under GAAP, or (c) Liabilities that have been incurred since December 31, 2012 in the ordinary course of business consistent with past practice, which individually and in the aggregate are not material to the Company.

Section 3.14 Dividends. Except as set forth on Schedule 3.14, the Company has no liability or indebtedness for dividends or other distributions declared or accumulated but unpaid with respect to any shares or class of its outstanding capital stock. Since December 31, 2012, the Company has not declared or paid any dividends or other distributions with respect to any shares or class of its outstanding capital stock.

Section 3.15 Absence of Adverse Changes. Since December 31, 2012, except as set forth in Schedule 3.15 and except for the Liabilities disclosed or reserved against in the Financial Statements, (i) the business of the Company has been conducted only in its ordinary course in a manner consistent with past practices, (ii) there has been no Material Adverse Effect or any event, change, condition, development, occurrence or circumstance that, individually or in the aggregate, would be reasonably likely to cause a Material Adverse Effect, and (iii) no action or event specified in Section 5.1(b) that would be prohibited to be taken by the Company after the date hereof has occurred or been taken.

Section 3.16 Taxes. Except as set forth on Schedule 3.16:

(a) Tax Returns. Within the times (or if later with all penalties and interest related thereto having been paid in full) and in the manner prescribed, the Company has prepared in good faith and properly filed all Tax returns, reports and forms (“Tax Returns”) required by any applicable federal, state, local or foreign law, rule, regulation or other requirement (“Tax Requirement”) to be filed and has paid all Taxes, assessments and penalties due and payable as shown on all such Tax Returns. The Company has made available to Purchaser true, correct and complete copies of all income Tax Returns and all other material Tax Returns filed relating to the taxable periods commencing on or after January 1, 2010. All Tax Returns filed by the Company are complete and accurate in all material respects. The Company has fully paid or has made adequate provision in the Financial Statements for all Taxes due through February 28, 2013.

(b) Disputes and Deficiencies. There are no disputes, claims or assessments pending or, to the knowledge of the Company, threatened or proposed by the Internal Revenue Service or any other federal, state, local or foreign Governmental Authority or other taxing authority (“Taxing Authority”) as to Taxes of any nature payable by the Company. No examinations, investigations or audits of any federal, state, local or foreign Tax Returns of the Company are currently in progress or, to the knowledge of the Company, threatened or proposed. No deficiency or adjustment for any Tax has been claimed, proposed or assessed against the Company by any Taxing Authority that has not been fully paid. There are no tax liens on any of the assets or properties of the Company, except liens for current Taxes not yet due and payable. The Company is not a party to or subject to any pending or, to the knowledge of the Company, threatened or proposed Legal Proceedings by any Taxing Authority. The Company has made available to Purchaser true, correct and complete copies of any audit reports issued since January 1, 2010 relating to any Taxes or deficiencies due or alleged to be due from the Company.

(c) Withholding Taxes. Except as contemplated with respect to the Company Transaction Costs relating to the exercise of Options, the Company has timely withheld, collected, paid and deposited over all Taxes required to be withheld, collected, paid and deposited by any federal, state, local or foreign Tax Requirement or by any Taxing Authority and has complied with all information reporting and backup withholding requirements related thereto, including, without limitation, income, social security and employment Tax withholding for all types of compensation.

(d) Statute of Limitations. The Company has not waived or granted any extension of any applicable statute of limitations relating to the assessment of any Taxes for any taxable period that remains open to assessment.

(e) Tax Sharing Arrangements. The Company is not a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement with any other Person (whether or not in writing) other than in a lease, loan or other agreement entered into in the ordinary course of business. The Company is not a party to or otherwise subject to any agreement or arrangement under which the Company has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax of any other Person, and the Company does not have any other liability for the Taxes of any other Person. The Company is not, and has never been, a member of any consolidated, combined, affiliated, unitary or similar group for any Tax purposes.

(f) Certain Company Tax Actions. The Company has not (i) filed any consent agreement under Section 341(f) of the Code, or agreed to have Section 341(f) of the Code apply to any disposition of subsection (f) assets (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (ii) filed an election under Section 338(g) or Section 338(h)(10) of the Code or caused or been the subject of a deemed election under Section 338(e) of the Code, (iii) “participated” in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations under the Code, (iv) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of any applicable Tax Requirement, (v) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of any Tax Requirement, (vi) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (vii) granted to any Person any power of attorney that is currently in effect with respect to any Tax matter.

(g) Additional Tax Matters. The acquisition of the Company by Purchaser will not result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, and the Company is not a party to any agreement, plan or arrangement that could give rise to any payment that would not be deductible pursuant to Section 280G of the Code. No outstanding debt obligations of the Company are “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code. The Company is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not subject to any private letter ruling of the U. S. Internal Revenue Service or comparable rulings of any other Taxing Authority.

(h) Definition of Tax. As used in this Agreement, the term “Tax” means and includes any and all federal, state, local and foreign income, franchise, profits, gross receipts, value added, net worth, real property, personal property, minimum, alternative minimum, sales, transfer, use, service, ad valorem, stamp, capital gains, environmental, windfall profits, employment, social security, Medicare, disability, workers’ compensation, unemployment compensation, occupation, severance, purchaser premiums, escheat, excise, withholding, payroll and other taxes, charges, fees, levies, tariffs, duties and other assessments of any kind or nature, imposed by the laws and regulations of any federal, state, local or foreign governmental jurisdiction or by any federal, state, local or foreign Taxing Authority, and any and all interest, fines, penalties, additions to Tax or additional amounts related thereto.

Section 3.17 Title to and Condition and Sufficiency of Assets. Except as set forth on Schedule 3.17, the Company has good and valid title to (or a valid leasehold interest in) all assets, properties, rights and interests that are material to the operation of the Business, and, except as set forth on Schedule 3.17, all such assets, properties, rights and interests are sufficient for the conduct of the Business as currently conducted. All such assets, properties, rights and interests of the Company are all held by the Company free and clear of any and all mortgages, liens (statutory or other), security interests, pledges, claims, charges, encumbrances, assessments, equities, hypothecations, assignments, rights of first refusal, options to purchase, equitable interest, deeds of trust, easements, rights-of-way, community property interests, judgments, adverse claims, preferential arrangements, encroachments, covenants, conditions or restrictions of any kind or nature whatsoever (“Liens”), other than Liens set forth on Schedule 3.17 and Permitted Liens. “Permitted Liens” shall mean (i) any statutory Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in the Financial Statements made available to Purchaser or in the Closing Working Capital Amount; (ii) any landlord’s mechanic’s, carrier’s, workmen’s repairmen’s or other similar statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent; (iii) with respect to real property, zoning, building or other land use regulations imposed by Governmental Authorities having jurisdiction over real property which are not violated by the current use or operation of the real property, (iv) with respect to real property, easements for public utilities or drainage easements in favor of Governmental Authorities affecting real property , provided the same do not materially and adversely affect the current use or operation of the real property; (v) with respect to real or personal property, any minor imperfection of title or other similar customary Lien which individually or in the aggregate with other such Liens does not materially impair the value or effect the current use of operation of the real property subject to such Lien; or (vi) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement. Except as set forth on Schedule 3.17 and other than the Company, landlords of real property and lessors of tangible assets and property, no Person has any right, title or interest in or to any of the assets or properties of the Company. Except as set forth on Schedule 3.17, all assets and properties that are equipment, machinery or other items of tangible personal property are in the aggregate in adequate operating condition and repair (ordinary wear and tear excepted), other than machinery and equipment under repair or out of service in the ordinary course of business. All tangible assets of the Company are physically located in Stamford, Connecticut, Newburyport, Massachusetts and China.

Section 3.18 Real Property.

(a) The Company does not own any real property and does not own, hold or have any right or option to purchase any real property. Schedule 3.18(a) contains a complete and accurate list of all real property leased by the Company, including all related leases and subleases (such real property being referred to as the “Leased Real Property” or the “Real Property” and such leases and/or subleases being referred to as the “Real Property Leases”). The Real Property listed on Schedule 3.18(b) constitutes all of the real property used in the conduct of the Business as currently conducted.

(b) Except as set forth on Schedule 3.18(b), the Company has a valid leasehold interest in the Real Property leased under such Real Property Lease, free and clear of any and all Liens, other than Permitted Liens.

(c) Each Real Property Lease is a legal, valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto, is in full force and effect, and represents the entire agreement and understanding between the respective lessor and lessee with respect to such Real Property.

(d) Except as set forth on Schedule 3.18(d), the Company has not (A) received written notice of cancellation or termination under such Real Property Lease and no lessor has any right of termination or cancellation under such Real Property Lease except in connection with a default of the Company thereunder, or (B) received any written notice of a breach or default thereunder, which breach or default has not been cured.

(e) Neither the Company nor, to the knowledge of the Company, any other party to such Real Property Lease, is in breach or default in any material respect thereunder, and to the knowledge of the Company, no event or circumstance has occurred that, with or without notice or the lapse of time or both, would be reasonably expected to constitute a breach or default thereunder or to permit any termination, modification or acceleration thereof.

(f) Except as set forth on Schedule 3.18(f), no Real Property Lease requires the Consent by the lessor or any other Person in order (i) for such Real Property Lease to continue to be in full force and effect and a legal, valid, binding and enforceable obligation of the Surviving Corporation and, to the knowledge of the Company, the other parties thereto, after the consummation of the Merger and the other transactions contemplated hereby, or (ii) for the parties hereto to consummate the transactions contemplated hereby.

Section 3.19 Personal Property Leases. Schedule 3.19 sets forth an accurate and complete list of all leases relating to tangible personal property to which the Company is a party and material to the operation of the Business (the “Personal Property Leases”). The Company has made available to Purchaser complete and accurate copies of all Personal Property Leases. With respect to each Personal Property Lease:

(a) All of the items of person property covered under the Personal Property Lease are in adequate condition for the purposes used by the Company in the Business.

(b) Such Personal Property Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto, and represents the entire agreement and understanding between the respective lessor and lessee with respect to such personal property.

(c) Except as set forth on Schedule 3.19(c), the Company has (A) not received any written notice of cancellation or termination under such Personal Property Lease and no lessor has any right of termination or cancellation under such Personal Property Lease except in connection with a default of the Company thereunder, or (B) received any written notice of a breach or default thereunder, which breach or default has not been cured.

(d) Neither the Company nor, to the knowledge of the Company, any other party to such Personal Property Lease, is in breach or default in any material respect hereunder, and to the knowledge of the Company, no event or circumstance has occurred that, with or without notice or the lapse of time or both, would be reasonably expected to constitute a breach or default thereunder or to permit any termination, modification or acceleration thereof.

(e) Except as set forth on Schedule 3.19(e), no Personal Property Lease will require any Consent by any Person in order (i) for such Personal Property Lease to continue to be in full force and effect and a legal, valid, binding and enforceable obligation of the Surviving Corporation and, to the knowledge of the Company, the other parties thereto, after the consummation of the Merger and the other transactions contemplated hereby, or (ii) for the parties hereto to consummate the transactions contemplated hereby.

Section 3.20 Accounts and Notes Receivable and Accounts Payable.

(a) Accounts and Notes Receivables. Schedule 3.20(a) sets forth an aged listing of all accounts and notes receivable of the Company as of March 31, 2013. All accounts and notes receivable of the Company, whether or not reflected on Schedule 3.20(a) or the Financial Statements, (i) are genuine and represent valid, binding and enforceable claims for bona fide amounts due to the Company for goods sold or services performed in the ordinary course of business that have not been rejected, (ii) to the knowledge of the Company, are not subject to any valid defenses, counterclaims or rights of set-off or other reduction other than credits granted in the ordinary course of business for errors in invoicing, pricing or similar matters, (iii) do not represent obligations for goods sold on consignment, on approval or on sale or return basis or subject to any other repurchase or return arrangement, and (iv) are good and collectible in full, within 180 days after first becoming due and payable, at the aggregate recorded amounts thereof, net of any applicable reserve for bad debts shown in the Financial Statement, provided that only those not collected by the Surviving Corporation within two years after the Closing Date shall be deemed to breach this clause (iv). Except as set forth on Schedule 3.20(a), to the knowledge of the Company, no Person is currently contesting or objecting to any account receivable or note receivable.

(b) Accounts Payables. Schedule 3.20(b) sets forth an aged listing of all accounts and notes payable of the Company as of March 31, 2013. All accounts and notes payable of the Company, whether or not reflected on Schedule 3.20(b) or the Financial Statements or arising after the date thereof, are the result of bona fide transactions in the ordinary course of business.

Section 3.21 Inventory. All of the Company’s inventory (including parts, supplies, packaging, raw materials, work-in-process and finished goods), whether or not reflected in the Financial Statements, consist of a quantity, quality and condition usable and saleable in the ordinary course of business, except for slow-moving, damaged, defective or obsolete items and items of below standard quality that have been written off or written down on the books of the Company to net realizable market value or provided for by adequate reserves in the Financial Statements. All inventories of finished goods consist of items that have been manufactured in accordance with, and which meet, applicable industry standards. The inventories shown on the Financial Statements are valued at the lesser of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years and is adjusted for excess and obsolescence in compliance with the Company’s accounting policies which have been delivered in writing to Purchaser. All inventories (other than goods in transit or at the Company’s manufacturers) are located at the facilities of the Company and held by the Company free and clear of all Liens (other than Permitted Liens and subject to payment therefor), and no inventory is held on a consignment basis.

Section 3.22 Intellectual Property.

(a) Definitions. As used in this Agreement, “Intellectual Property” means: (i) patents and applications therefor, including any provisionals, divisions, continuations, and continuations-in-part thereof and patents issuing thereon, along with all renewals, reissuances, reexaminations and extensions thereof, and all other industrial design rights and other governmental grants for the protection of inventions or industrial designs, inventions and discoveries (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, trade styles, logos, and slogans, together with the goodwill associated with any of the foregoing, along with all applications, registrations, provisionals, divisions, reissuances, reexaminations, renewals and extensions thereof (collectively, “Marks”); (iii) second-level Internet domain names; (iv) copyrights and mask works, database and design rights, original works of authorship in any medium or form of expression (including computer programs, in source code and executable code form, architecture and documentation but excluding Off-the-Shelf Software), whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); and (v) proprietary and confidential information, trade secrets, know-how, formulas, designs, devices, technology, research and development, inventions, discoveries, improvements, methods, processes, manufacturing and production processes and techniques, formulations, databases, data compilations and collections, customer and supplier lists, pricing and cost information, marketing information and other technical data for which, in all cases, no formal protection or governmental grants for protections have been sought (“Trade Secrets”). Notwithstanding anything herein to the contrary, no representations or warranties are made by the Company as to any Patents not issued as of the date hereof (other than the identification thereof in Schedule 3.22(b)). “Off-the-Shelf Software” shall mean software that is generally available from a third party or generally available for purchase by the public from a third party, whether by download or otherwise.

(b) Ownership. Except as set forth on Schedule 3.22(b), the Company is the sole and exclusive owner of all right, title and interest in and to, and has the valid right to use, all items of Intellectual Property material to the operation of the business of the Company as and where currently conducted (the “Business”) (collectively, the “Company Intellectual Property”), free and clear of any Liens (other than Permitted Liens). Schedule 3.22(b) sets forth a true, accurate and complete list of all Patents and pending applications therefor, Registered Marks and pending application therefor, Registered Copyrights and pending applications therefor, and any second-level domain names (collectively, the “Registered Company IP”), in each case, to the extent Company Intellectual Property.

With respect to each Patents and pending applications therefor, Registered Marks and pending application, Registered Copyrights and pending applications therefor set forth on Schedule 3.22(b), such schedule identifies the jurisdictions (if any) in which each item has been issued or registered or applied for, and any registration or application number and date. The Company has taken all actions necessary to maintain in good standing (including making all required filings, paying all required fees and otherwise making all necessary registrations and recordation) all Registered Company IP material to the operation of the Business with respect to the jurisdiction(s) identified for such item of Registered Company IP as set forth on Schedule 3.22(b). Except as set forth on Schedule 3.22(b), no Stockholder, and no other director, officer, employee, shareholder or affiliate of the Company, owns, directly or indirectly, any Company Intellectual Property. The Company is in compliance in all material respects with all legal requirements to Company Intellectual Property regarding its ownership and use thereof within the identified jurisdiction thereof as set forth on Schedule 3.22(b). There are no Legal Proceedings by or before any court or tribunal or Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is or was a party or otherwise pertaining to any Company Intellectual Property that are still or were previously pending in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement of any Company Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property material to the operation of the Business. The Registered Company IP, and all of the Company’s rights and interests in and to the Registered Company IP, are valid and enforceable within the identified jurisdiction for the same as set forth on Schedule 3.22(b). There are no Orders to which the Company is a party or, to the knowledge of the Company, by which its assets or business are bound that restrict any rights to any Company Intellectual Property or which affect the validity, use or enforceability of any Company Intellectual Property.

(c) Infringement. Except as set forth on Schedule 3.22(c), none of (i) the Company Intellectual Property as used by the Company in the operation of the Business, or (ii) the design or sale of any products or services currently offered by the Company, has infringed upon, violated, misappropriated, or constituted an unauthorized use of any valid Intellectual Property rights of any Person existing within the United States. Except as set forth on Schedule 3.22(c), the Company is not the subject of any pending or, to the knowledge of the Company, threatened Legal Proceedings that involve an allegation or claim regarding, and the Company has not received any written charge, complaint, claim, demand or notice alleging, any infringement, violation, misappropriation, or unauthorized use of any Intellectual Property rights of any Person existing in the United States, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property within the United States. Except as set forth on Schedule 3.22(c), to the knowledge of the Company, no Person has infringed upon or misappropriated or is currently infringing upon or misappropriating, any Company Intellectual Property rights, and the Company has issued no claim, complaint, charge, demand or notice alleging a Person has infringed upon or misappropriated or is currently infringing upon or misappropriating any Company Intellectual Property rights.

(d) Licensing Arrangements. Except as provided on Schedule 3.22(d) (the “Intellectual Property Licenses”), the Company is not a party to any contract or other license, sublicense, arrangement or understanding (written or oral) pursuant to which the Company has licensed, transferred, assigned or granted to any Person, or has been licensed by or granted or assigned from any Person, any right, interest or authority in, to or under any Intellectual Property material to the operation of the Business, excluding licenses or rights granted as a matter of law. Except as set forth on Schedule 3.22(d), the Company is not obligated or under any liability whatsoever to make any payment, by way of fees, royalties or otherwise, to any owner or licensor of, or other claimant to, any Intellectual Property material to and used in the operation of the Business. Schedule 3.22(d) contains a complete and accurate listing of all Intellectual Property Licenses to which the Company is a party relating to any Company Intellectual Property material to the operation of the Business (excluding licenses or rights granted as a matter of law). All such Intellectual Property Licenses are valid, binding and enforceable as against the Company and, and to the knowledge of the Company, the other parties thereto, and the Company and, to the knowledge of the Company, such other parties are in compliance with the terms and conditions thereof in all material respects, and there is no actual, threatened or alleged breach or default by the Company under any Intellectual Property License identified in Schedule 3.22(d).

(e) Use and Disclosure. The Company has taken commercially reasonable security measures to protect the secrecy and confidentiality of all the Trade Secrets and any other proprietary or confidential information included in the Company Intellectual Property. Except when obtaining a confidentiality obligation in favor of the Company, the Company has not disclosed any of its Trade Secrets or other proprietary or confidential information to any Person not a director, officer, employee, consultant, contractor or other service provider to the Company. To the knowledge of the Company, the Company, in the conduct of its Business is not making any unlawful or wrongful use of any confidential information, customer lists or trade secrets of any third party, including any former employer of any present or past employee of the Company. Except as set forth on Schedule 3.22(e), the Company is not a party to or otherwise subject to or bound by any contract, other than contracts entered into in the ordinary course of business containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, or violation of any valid Intellectual Property.

(f) Effect of Agreement. Except as set forth on Schedule 3.22(f), all rights of the Company in and to the Company Intellectual Property material to the operation of the Business will continue to be in effect for the benefit of the Surviving Corporation immediately after the Closing to the same extent in effect immediately prior to the Closing, and the consummation of the Merger and the other transactions contemplated hereby will not result in the loss or impairment of rights and benefits the Company currently has and enjoys in and to the Company Intellectual Property material to the Operation of the Business, including the Surviving Corporation’s right to own or use any Company Intellectual Property or its validity or enforceability.

(g) Information Systems and Software. The information technology systems of the Company, including the relevant software and hardware, are adequate for the conduct of the Business. Except as set forth on Schedule 3.22(g), the information technology systems of the Company have not suffered any material failure within the past two years. To the knowledge of the Company, the Company has not suffered any security breaches within the past two years that have resulted in a third party obtaining access to any confidential information of the Company or any of its customers or suppliers. The Company has not as of the date hereof incorporated into any product any open source software (as defined by the Open Source Initiative (www.sourceforge.net)) that would require that the Company disclose any source code for any software created by the Company that the Company intends to be proprietary.

Section 3.23 Customers and Suppliers. Schedule 3.23, sets forth the names of the twenty (20) suppliers and the twenty (20) customers to whom the Company paid or from whom the Company has received the greatest sum of money in respect of services, products or materials provided to or from the Company during the year ended December 31, 2012. Except in the ordinary course of business or as set forth in Schedule 3.23, since December 31, 2012, none of the suppliers or customers listed in Schedule 3.23 has notified the Company in writing that it is canceling or otherwise terminating or materially reducing purchases from or sales to the Company, or that it intends to cancel or otherwise terminate, its relationship with, or materially reduce purchases from or supplies to, the Company.

Section 3.24 Labor and Employment Matters.

(a) List of Employees. At Closing, the Company will deliver a schedule (the “Employee Schedule”) which sets forth a complete and accurate list of all current full and part-time employees, contractors and consultants of the Company, along with their dates of hire, current rate of compensation (including current annual base compensation rate or hourly wage rate, commission, bonus or other incentive-based compensation or other fringe benefits not generally available to all employees), job title or position, and job description.

(b) Labor Union Matters. The Company is not a party to, or otherwise bound by, any collective bargaining agreement or other Contract with any labor union or labor organization representing any of its employees. In the last three (3) years, to the knowledge of the Company, there has not been an actual or threatened labor dispute, strike, picket, work slowdown, work stoppage, lockout, concerted refusal to work overtime or any other similar job or labor activity or dispute by any union or other group of employees against either the Company or any of its premises or products. No employees of the Company are represented by any labor organization. No labor organization or group of employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the knowledge of the Company, threatened by any labor organization or group of employees.

(c) Employment Compliance. The Company is and has at all times in the last three (3) years, operated in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor, including, but not limited to, fair employment practices, terms and conditions of employment, collective bargaining, equal employment opportunities, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, child labor, health and safety, workers’ compensation, leaves of absence, employment insurance, and wages and hours, and the Company has no outstanding liability for any arrears of wages or penalties for failure to comply with any of the foregoing. To the knowledge of the Company, the Company has not engaged in any unfair or illegal labor practice. No charges or claims by any employee of the Company, relating to employment discrimination or unfair labor practices or otherwise, are currently pending, or to the knowledge of the Company are threatened, against the Company.

(d) Employment Proceedings. No Legal Proceeding is pending or, to the knowledge of the Company, threatened against the Company with respect to any violation or alleged violation of any applicable Legal Requirements relating to the employment of labor (including any current or former employee, consultant or independent contractor), including, without limitation, any claim related to wages and hours, collective bargaining, discrimination on any basis, including without limitation, on the basis of race, color, religion, sex, national origin or age.

(e) Employment Agreements. Except as set forth on Schedule 3.24(e), the Company is not a party to, nor is it bound by, any retainer, consulting, severance, termination, employment or similar contracts not terminable at will by the Company.

(f) Severance Arrangements. The Company has not entered into any severance or termination arrangement in respect of any present or former officer, director, shareholder, employee or consultant that will result in any obligation, absolute or contingent, of the Company or Purchaser to make any payment to any present or former officer, director, employee or consultant following his or her termination of employment by the Company in connection with the transactions contemplated hereby.

(g) Compensation. The Company owes no salary, wages, overtime, bonuses, commissions or other compensation or remuneration of any kind or nature whatsoever to any employee, contractor or consultant, except for payroll in the ordinary course of business.

(h) WARN. In the last three (3) years, the Company has not incurred any liability under, and has complied in all material respects with, the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and similar state or local “mass layoff” or “plant closing” laws. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six (6) months prior to Closing.

Section 3.25 Employee Benefit Plans. Except as set forth in Schedule 3.25:

(a) List of Employee Benefit Plans. Schedule 3.25 sets forth a complete and accurate list of each and every “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each and every specified fringe benefit plan as defined in Section 6039D of the Code, and each and every other material welfare, benefit, employment, compensation, bonus, deferred compensation, retirement, incentive, pension, profit sharing, stock purchase, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, sick, paid time off, fringe benefit, insurance, supplemental retirement or other similar employee benefit plan, program, policy, arrangement, Contract or practice (and any amendments thereto), qualified or unqualified (collectively, “Employee Benefit Plans”), covering any employee, officer, director or services provider of the Company, or any of their dependents, that has been established, maintained, sponsored, contributed to, or required to be contributed to, by the Company.

(b) Copies of Plans. The Company has made available to Purchaser true and complete copies of the following: (i) the plan document reflecting each Employee Benefit Plan (including all amendments thereto); (ii) any employee handbook describing Employee Benefit Plans; (iii) the most recent summary plan description, together with the summary of material modifications, if required under ERISA; (iv) if such Employee Benefit Plan is funded through a trust or any third-party funding vehicle, any trust or other funding agreements (including all amendments thereto) and the latest financial statements thereof; (v) where applicable, any custodial agreements, insurance policies, administration agreements, and investment management or investment advisory agreements; (vi) with respect to each Employee Benefit Plan that is intended to be qualified under Section 401 of the Code, the most recent determination letter received from the Internal Revenue Service; (vii) in the case of any Employee Benefit Plan for which Forms 5500 are required to be filed, the most recently filed Forms 5500, with schedules attached; and (viii) copies of all material notices, letters, or other correspondence from the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation (the “PBGC”) relating to the Employee Benefit Plan.

(c) Compliance. Each Employee Benefit Plan has been maintained, operated, and administered in compliance in all material respects with its terms and with all applicable filing, reporting, disclosure and other requirements of the relevant plan documents, ERISA, the Code and all other applicable Legal Requirements. All material obligations required to be performed by the Company and any other Persons under the terms of each Employee Benefit Plan and applicable Legal Requirements have been performed.

(d) Tax Qualification. Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect such Employee Benefit Plan is so qualified, and that each trust maintained in connection with each Employee Benefit Plan is tax exempt under Section 501(a) of the Code.

(e) No Taxes or Penalties. Nothing has occurred with respect to any Employee Benefit Plan that has subjected or could reasonably be expected to subject the Company to a material penalty under Section 502 of ERISA or to a material excise tax under the Code. With respect to each Employee Benefit Plan, no event has occurred that has resulted in or has subjected the Company to: any material Tax under section 4971 of the Code or the assets of the Company to a material Lien under Section 430(k) of the Code.

(f) Contributions. All material contributions, transfers, payments, insurance premiums, benefits, expenses and other amounts due and payable under, or required to be made to, any Employee Benefit Plan through or before the Closing Date have or will have been paid, made or accrued as liabilities on the Financial Statements on or before the Closing Date in accordance with the terms of such Employee Benefit Plan, the terms of all applicable Legal Requirements and accounting principles.

(g) Prohibited Transactions. No “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code for which no exemption exists, or material breach of a duty imposed by Title I of ERISA, has occurred with respect to any Employee Benefit Plan, to the knowledge of the Company.

(h) No Defined Benefit Plans. No Employee Benefit Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA.

(i) Multiemployer Plans. No Employee Benefit Plan is or at any time was a “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(13) of ERISA or Section 414(f) of the Code, a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(j) Common Control. The Company is not and has never been under common control with any other trade or business within the meaning of Section 4001(b)(1) of ERISA, and the Company has never been treated, along with any other trade or business, as a single employer for purposes of Section 414(b), (c), (m) or (o) of the Code.

(k) Contribution Coverage and Secondary Payer Compliance. Each Employee Benefit Plan that is a group health plan is in material compliance with and has at all times been in material compliance with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(l) Post-Termination Benefits. No Employee Benefit Plan provides benefits or coverage, including, without limitation, death or medical benefits, beyond termination of service or retirement other than coverage mandated by law.

(m) Claims. No claims or other Legal Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits) are pending or, to the knowledge of the Company, threatened, and the Company has no knowledge of any facts, events, circumstances, actions or omissions that could reasonably be likely to form the basis for any such Legal Proceeding. No Employee Benefit Plan has within the prior three years been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(n) Liabilities Due to Agreement. Except as set forth on Schedule 3.25(n), the consummation of the Merger and the other transactions contemplated hereby will not (i) materially modify or accelerate any benefits or the vesting of benefits under any Employee Benefit Plan or constitute an event entitling any Person to any additional or other benefits, or (ii) result in any material liability to Purchaser for Taxes, penalties, interests or other claims resulting from any Employee Benefit Plan.

(o) Section 409A. Each Employee Benefit Plan that is subject to Section 409A of the Code has been operated in material compliance with such Section and all applicable regulatory guidance applicable thereto.

(u) Rights to Terminate Plans. The Company has reserved all rights necessary to amend, suspend or terminate each Employee Benefit Plan.

(t) Golden Parachute Tax Liability. No employee of the Company is entitled to, and no payment that is owed or may be made to any employee, officer, director or independent contractor of the Company, pursuant to any payment, benefit or right, or any increased or accelerated payment, benefit or right, or any payment of any amount under any Employee Benefit Plan that could individually or in combination with any other such payment constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or fail to be deductible because of the application of Sections 162, 280G, 404 or 4999 of the Code as a result of the execution of this Agreement or the consummation of the Merger and the other transactions contemplated hereby

Section 3.26 Contracts.

(a) Material Contracts. Schedule 3.26(a) sets forth (by reference to the applicable subsection of this Section 3.26(a)) a complete and accurate list of the following executory contracts (including all amendments, modifications and supplements thereof) to which the Company is a party or by which the Company, its business or operations or any of its assets or properties are bound or affected (collectively, the “Material Contracts”), true, accurate and correct copies of which have been made available to Purchaser:

(i) any Contract involving a distributor’s or manufacturer’s representative or agency arrangement that is exclusive or not terminable by providing written notice;

(ii) any Contract obligating the Company to purchase or sell a stated amount or portion of its output or requirements relating to the products or services of the Company or of any other Person or that contains “take or pay” provisions, where the obligation of the Company, or the value to the Company, exceeds $10,000;

(iii) any lease of real or personal property where the payments remaining exceed $10,000;

(iv) any Contract requiring the performance by Company of any obligation for a period of time extending beyond one year after the Closing Date involving total consideration of more than $25,000;

(v) any Contract with any Governmental Authority,

(vi) any Contract for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which would extend over a period of more than one year or that involves consideration in excess of $25,000;

(vii) any Contract involving the Company’s ownership or profits interests in another Entity;

(viii) any Contract under which the Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, or under which any Lien (other than a Permitted Lien) is imposed on any of the assets or properties of the Company, including but not limited to any loan or credit agreement, mortgage, deed of trust, pledge agreement, security agreement, guarantee, indenture, bond, sale and leaseback agreement, purchase money obligation, or conditional sale or title retention agreement;

(ix) any Contract concerning the disclosure of Trade Secrets or other confidential or proprietary information of the Company, other than confidentiality or non-disclosure agreements entered into in the ordinary course of business;

(x) any Contract containing covenants (or purporting to contain covenants) (A) by the Company limiting or restricting its ability to compete in any line of business or with any Person in any geographical area or during any period of time or in any markets, or its ability to solicit or hire any Person as an employee, consultant or contractor, or (B) by any other Person limiting or restricting its ability to compete against the Company in any line of business or in any geographical area or during any period of time or in any markets, or its ability to solicit or hire any Company employee, consultant or contractor;

(xi) any Contract involving the Company and any current or former director, officer, shareholder or other affiliate of the Company;

(xii) [intentionally omitted]

(xiii) any Contract for the employment or retention of any employee, contractor, consultant, agent or other Person on a full-time, part-time, consulting, independent contractor or other basis that (a) is not terminable upon less than 60 days prior written notice or (b) provides severance, retention, change in control or other termination benefits or payments;

(xiv) any Contract under which the Company has advanced or loaned any money to any of its directors, officers, shareholders, employees or affiliates, or has agreed to or is obligated to do the same;

(xv) any Contract that provides any guaranty, surety arrangement or indemnification by the Company of the liabilities or obligations of other any Person, of any or the assumption of any Tax, environmental or other liability of any Person;

(xvi) any Contract that relates to the acquisition or disposition of any business, division, material amount of assets (excluding inventory and raw materials), real property or capital stock of any other Person (whether by merger, purchase, sale, transfer, assignment, change of control or otherwise);

(xvii) any Contract to which the Company is a party that provides for any joint venture, partnership, strategic alliance, licensing arrangement, the sharing of revenues or profits or of proprietary information or similar arrangement;

(xix) any Contract with any labor union or association representing any employees;

(xx) any Contract for the sale of any of the assets or properties of the Company, other than in the ordinary course of business, or for the issuance or sale of any capital stock or other securities of the Company (or any right, warrant, option or other instrument convertible into or exchangeable for capital stock or other securities), or the grant to any Person of any right to purchase the same;

(xxi) any Contract providing for management arrangements or other Contracts with independent contractors or consultants that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xxii) any other Contract (or group of related Contracts) involving payments or similar consideration by the Company of more than $10,000 annually or $25,000 in the aggregate; and

(xxiii) contracts as to which the Company and any Related Person of the Company or any Stockholder are parties (“Related Person Contracts”).

(b) Status of Material Contracts. Each Material Contract is in full force and effect and is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and, to the knowledge of the Company, is enforceable by the Company in accordance with its terms. Neither the Company nor, to the knowledge of the Company, any other party to any Material Contract is in material breach of or in material default under (or is alleged to be in breach or default under any Material Contract, nor to the knowledge of the Company has any event or circumstance occurred which, with or without the giving of notice or the lapse of time or both, would reasonably be expected to create or constitute a material breach or default under any Material Contract. Except as set forth on Schedule 3.26(b), none of the Material Contracts (i) requires the Consent of any party to any Material Contract in order (A) for such Material Contract to continue to be in full force and effect and a legal, valid, binding and enforceable obligation of the Surviving Corporation and, to the knowledge of the Company, the other parties thereto, after the consummation of the Merger and the other transactions contemplated hereby, or (B) for the parties hereto to consummate the transactions contemplated hereby, or (ii) contains any provision which provides for automatic termination, or gives any party thereto any right of termination, upon the occurrence of the transactions contemplated hereby or for the right of any party to any Material Contract to terminate, accelerate or receive any payment or more favorable terms and conditions upon the occurrence of the transactions contemplated hereby. The Company has not received any written notice that any party to any Material Contract intends to cancel or terminate such Material Contract or to exercise or not exercise any right or option thereunder. Except for the Material Contracts listed on Schedule 3.26(a), the Company is not a party to, and its assets and business are not bound or affected by, any Contract, arrangement, commitment or obligation that is material to the Company, or its assets or business, and that is not terminable at will by the Company. The Company is not a party to, its assets and business are not bound by, and the Company has no knowledge of, any Material Contract or other agreement, arrangement or understanding (whether in writing or otherwise) granting any Person (other than Purchaser) any right to purchase any of the assets or business of the Company, except (i) purchases of inventory in the ordinary course of business, and (ii) Material Contracts set forth on Schedule 3.26(a). To the knowledge of the Company, no material disputes are pending or have been threatened under any Material Contract listed on Schedule 3.26(a).

Section 3.27 Compliance with Laws. Except as set forth on Schedule 3.27 and except that no representation is made in this Section 3.27 with respect to matters described in Sections 3.16, 3.24 and 3.29, the Company has operated in compliance in all material respects with all applicable federal, state, local and foreign Laws, Orders, Permits and other requirements of any Governmental Authority (collectively, “Legal Requirements”) applicable to the Company or its assets, properties, business, affairs, operations or activities. Except as set forth on Schedule 3.27, the Company has not received written notice from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement by the Company. Except as set forth on Schedule 3.27, there are no (i) outstanding Orders entered by or with any court, arbitrator or Governmental Authority relating to, or (ii) unsatisfied judgments, penalties or awards against, the Company or its assets, properties, business, affairs, operations or activities.

Section 3.28 Permits. Except as set forth in Schedule 3.28, the Company possesses all permits, licenses, franchisees, approvals, authorizations, consents, registrations, certificates, variances and similar rights granted by or obtained from, or required to be granted by or obtained from, a Governmental Authority, including all applications therefor and renewals thereof (collectively, “Permits”) necessary for the Company to lawfully conduct its business, affairs, operations and activities and to own, lease, use and operate its assets and properties, including all applicable zoning, environmental, health, safety and other permits, except for such Permits, the absence of which would not, individually or in the aggregate, result in a Material Adverse Effect. All such Permits have been timely obtained by the Company and, to the knowledge of the Company, are currently valid and in full force and effect, and all fees and charges with respect to such Permits due prior to the date hereof have been paid in full. Schedule 3.28 sets forth a complete and accurate list of all current material Permits held by the Company. The Company is in compliance in all material respects with all material Permits, and the Company has not received written notice of any actual or potential violation of, any Permit.

Section 3.29 Environmental Laws. Except as set forth in Schedule 3.29:

(a) Compliance with Environmental Laws. The Company is and has been in compliance in all material respects with all Legal Requirements relating to pollution (or the cleanup thereof) or the protection of health, safety or the environment (including without limitation ambient air, soil, surface water, ground water, land surface, or subsurface strata) (“Environmental Laws”) applicable to the Company or its business, operations, properties or assets, including without limitation the presence of, exposure to, or the release, discharge or emission of any Hazardous Substances (as defined below) into the environment and the management, manufacture, generation, processing, distribution, use, treatment, containment, storage, disposal, recycling, reclamation, reuse, transportation, remediation or handling of Hazardous Substances.

(b) Environmental Permits. The Company has timely obtained, currently holds and is in compliance in all material respects with the provisions of all Permits required to be held under, or issued, granted, given, authorized by or made pursuant to any Environmental Law or otherwise related to any Hazardous Substance (“Environmental Permits”) required by the operation of its business and affairs or the ownership or use of its assets and properties. Schedule 3.29 contains a true and accurate list of all such Environment Permits. All such Environmental Permits are in full force and effect and will remain in full force and effect after the Closing without any material change. The Company has not been notified by any Governmental Authority that any Environmental Permit will be modified, suspended, cancelled or revoked, or cannot be renewed, whether as a result of the transactions contemplated hereby or otherwise. The Company has not violated or breached, and is not in default under any Environmental Permit, and the Company has no knowledge of any fact, condition, event or circumstance that could be reasonable expected to give rise or lead to any such violation, breach or default or to prevent or impede, after the Closing Date, the ability of the Company to continue to comply with such Environmental Permits after the Closing. No Governmental Authority or any other Person has alleged any breach or default by the Company under or violation by the Company of any Environmental Permit, and the Company has not received any notice or written communication from any Governmental Authority regarding any material adverse change in the status or terms and conditions of any Environmental Permit.

(c) No Releases. The Company has not generated, used, treated, handled, stored, transported, released, discharged, injected, spilled, leaked, leached, dumped, emitted, or placed Hazardous Substances into or upon any property owned, leased or used by the Company during the time of such ownership, lease and use or, to the knowledge of the Company, any geographically, geologically, hydraulically or hydro-geologically adjoining property, and no Hazardous Substances are present on or under any property owned, leased or used by the Company during the time of such ownership, lease and use.

(d) Disposal of Wastes. The Company has disposed of any and all wastes, including those containing Hazardous Substances, in compliance with all applicable Environmental Laws.

(e) Claims. No claims, investigations or other Legal Proceedings are pending or, to the knowledge of the Company, threatened against the Company or relating to its assets, properties, business or affairs regarding any Environmental Law, Environmental Permit or Hazardous Substance, and the Company does not have any knowledge of any facts, circumstances, events, actions or omissions that could reasonably be expected to create the basis for or result in any such Legal Proceeding. The Company has not received any written notice, report, request or other information from any Person regarding any actual or alleged violation of any Environmental Laws or Environmental Permits or of any duties, liabilities or obligations thereunder or otherwise regarding any Hazardous Substances.

(f) Orders. The Company is not the subject of any outstanding written Order with any Governmental Authority with respect to Environmental Laws or Hazardous Materials, or any release or threatened release of a Hazardous Material, and the Company has not received any written request for information or notification alleging responsibility under CERCLA or an analogous state statute.

(g) Environmental Lists. The Company has not transported or arranged for the transportation of any Hazardous Substances to any location that is, and none of the assets, properties, business or affairs currently or formerly owned, leased or operated by the Company is, listed or proposed for listing on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by any Governmental Authority.

(h) Underground Storage Tanks. There are no underground or above-ground storage tanks, or any landfills, surface impoundments or disposal areas, on any property currently or, to the knowledge of the Company, at any time in the past owned, leased or used by the Company.

(i) Environmental Reports. The Company has provided to Purchaser (i) any and all environmental reports, studies, audits, analyses, results of investigations, records, governmental submissions, sampling data, site assessments, risk assessments, economic models and similar documents with respect to the assets, properties, operations and activities of the Company that have been performed with respect to, or otherwise relate to, the Company’s compliance with all Environmental Laws and Environmental Permits, or environmental claims or Hazardous Substances, and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(j) Effect of Transactions. The transactions contemplated hereunder do not require the Consent of or notice to any Governmental Authority with respect to environmental matters.

(k) Certain Definitions. As used herein:

(i) the term “Environmental Laws” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. App. § 1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and analogous state or local Laws, as each has been or may be amended and the regulations promulgated pursuant thereto; and

(ii) the term “Hazardous Substance” means (A) any oil, petroleum and petroleum-derived substances and products, radioactive materials and waste, asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, radon gas, lead or lead-containing materials, natural gas, natural gas liquids, liquefied natural gas or synthetic gas, and (B) any other chemicals, substances, materials, products, wastes, derivatives, compounds, mixtures, solids, liquids, minerals or gas, in each case, whether naturally occurring or manmade, that are designated, defined, classified or considered to be “hazardous”, “toxic”, “explosive”, “corrosive”, “flammable”, “infectious”, “radioactive”, “carcinogenic”, “mutagenic”, “contaminants” or “pollutants”, or words of similar import, or whose existence, use or exposure is regulated under any Environmental Law.

Section 3.30 Product Liabilities and Warranties and Rebates. Except as set forth in Schedule 3.30:

(a) Product Liability Claims. No Legal Proceedings are pending or, to the knowledge of the Company, threatened against or affecting the Company or its assets, properties, business or affairs, arising out of any injury to individuals or to property as a result of the ownership, possession or use of or any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, manufactured, sold, leased, licensed or delivered, or any services provided, by the Company, whether by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), any other Legal Requirement, or otherwise. No Governmental Authority has alleged that any product designed, manufactured, sold, leased, licensed, or delivered by the Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority. No product designed, manufactured, sold, leased, licensed, or delivered by the Company has been recalled, and the Company has not received any notice of recall (written or, to the knowledge of the Company, oral) of any such product from any Governmental Authority.

(b) Warranties. Schedule 3.30(a) sets forth a complete and accurate description of all current and previous (to the extent within the warranty period) product warranties (including the Company’s standard conditions of sale or service) (the “Warranties”) and pending warranty and service obligations of the Company to its customers with respect to the products manufactured, designed or sold or services performed by the Company since January 1, 2012. Each product manufactured, sold, leased or delivered by the Company to any of its customers has been in material conformity with all applicable contractual commitments and all express and implied Warranties. There is no pending or, to the knowledge of the Company, threatened Legal Proceedings under such Warranties. There are no currently pending formal warranty claims or, to the knowledge of the Company, threatened claims by customers with respect to any Warranties, which claims would reasonably be expected to result in costs or Liabilities by the Company in excess of the reserve for product warranty claims set forth in the Financial Statements.

(c) Rebates. Except as set forth on Schedule 3.30(b), the Company has not entered into any agreement, contract, commitment or other arrangement (whether written or oral) pursuant to which the Company is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer. In addition, to the knowledge of the Company, no customers are entitled to any refunds, credits or rights of set-off with respect to any products or services provided by the Company, other than as reserved for in the Financial Statements.

Section 3.31 Absence of Certain Commercial Practices. To the knowledge of the Company, neither the Company nor any current or former officer, director, employee, significant shareholder or agent or representative of the Company (or any Person associated with or acting on behalf of any of the foregoing) has directly or indirectly (i) used any corporate funds for, given or agreed to give any gift, contribution, bribe, rebate, payoff, influence payment, kickback or other payment or benefit on behalf of the Company to any customer, supplier, employee or official of any Governmental Authority (domestic or foreign, public or private), whether in the form of money, property or services, in order to induce the recipient or the recipient’s employer to do business with, grant favorable treatment or special considerations or concessions to, or compromise or forego any claim against, the Company, (ii) engaged in any activity which constitutes a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, or the anticorruption laws of any jurisdiction where the Company does business, (iii) established or maintained any unrecorded or illegal corporate fund or assets or made any false or fictitious entries on the books or records of the Company, (iv) engaged in any practice violating any law or permitting compliance with an unsanctioned foreign boycott, or (v) failed to perform its obligations in any material respect under any Contract with, or violated in any material respect any law known to the Company in its dealings with, any Governmental Authority. The Company has at all times complied with all Legal Requirements relating to export control and trade sanctions or embargoes. The Company has not violated the anti-boycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

Section 3.32 Insurance. Schedule 3.32 sets forth a complete and accurate list of all policies of fire, liability, property, casualty, vehicle, product liability, umbrella liability, fiduciary liability, workers compensation, and all other forms of insurance in force and maintained by or on behalf of the Company other than those provided pursuant to Section 3.25(b) (“Insurance Policies”). True and complete copies of all the Insurance Policies have been made available to Purchaser. All premiums due on such Insurance Policies with respect to periods up to and including the Closing have been paid. To the knowledge of the Company, all such Insurance Policies (i) are in full force and effect, (ii) are valid and enforceable in accordance with their terms, (iii) provide adequate coverage against such risks of loss of a type and in such amounts for the assets, properties, business, affairs, operations or activities of the Company as are customarily insured against by similarly-situated businesses, (iv) are sufficient for compliance with all applicable Contracts, Permits and Legal Requirements to which the Company is a party or by which it is bound or which are otherwise applicable to the Company. Except as set forth on Schedule 3.32, no claims are presently pending, outstanding, disputed or otherwise unresolved under any such Insurance Policies. Neither the Company nor, to the knowledge of the Company, any other party to any such a policy is in breach or default under such Insurance Policy. The Company has not received any written notice of cancellation of, premium increase with respect to, questioning or alteration of coverage under any such Insurance Policies. To the knowledge of the Company, the Company has not failed to give any notice or information or provided any inaccurate or erroneous notice or information, which limit or impair the rights of the Company under any such Insurance Policies.

Section 3.33 Bank Accounts; Powers of Attorney. Schedule 3.33 sets forth the name and location of each bank, savings and loan or other financial institution at which the Company has any depository or other account or lock box or safe deposit box or into which revenues of the business or other cash resources of the Company are deposited, together with all account numbers and names of all Persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 3.33, no person holds a power of attorney to act on behalf of the Company.

Section 3.34 Related Person Transactions. Except (i) for the payment of compensation for services rendered by employees in the ordinary course of business, (ii) financing transactions, or (iii) as set forth on Schedule 3.34, the Company is not presently engaged, and in the past three years has not engaged, in any of the following transactions with any shareholder, officer, director or employee of the Company, or with any other Related Person of the Company or of any Stockholder: (a) the Company has made no advances or loans to and has not guaranteed any indebtedness of any Related Person, (b) the Company does not owe any amount to any Related Person, (c) the Company has not committed to make any loan or extend or guarantee credit to or for the benefit of any Related Person, (d) no Related Person owes any amount to the Company, (e) no Related Person is involved in any business arrangement or other relationship with the Company (whether written or oral) other than as an investor, (f) no Related Person owns or has any interest in any asset, property or right, tangible or intangible, that is used by the Company, (g) to the knowledge of the Company, no Related Person has any claim or cause of action against the Company, and (h) no Related Person owns any direct or indirect interest of any kind in excess of 5% in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of the Company.

Section 3.35 Antitrust. The Company has not violated, and is not in violation of, any applicable Legal Requirements relating to antitrust of any Governmental Authority. No Legal Proceedings or claims are pending or, to the best knowledge of the Company, threatened, against the Company or any of its products, services, businesses or operations, with respect to any violation of any applicable Legal Requirements relating to antitrust.

Section 3.36 No Status Under Certain Statutes. The Company is not an “investment company” or a person directly or indirectly “controlled” by or “acting on behalf of” an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not a “public utility,” as such term is defined in the Federal Power Act, as amended.

Section 3.37 Takeover Statutes. Assuming none of the Purchaser or its Associates (as defined in Section 203 of the DGCL (“DGCL 203”)) have any direct or indirect ownership in the Company, the Company is exempt from compliance with DGCL 203 with respect to the transactions contemplated hereby.

Section 3.38 Full Disclosure. No representation or warranty by the Company in this Agreement contains any untrue statement of a material fact or, to the knowledge of the Company, omits any material fact necessary in order to make the statements made herein, in light of the circumstances in which they were or are made, not false or misleading. The Company has made available or disclosed to Purchaser all information in its possession regarding the Company that the Company believes would be reasonably expected to have a Material Adverse Effect on the Company.

Section 3.39 Reliance. No representations or warranties have been made to the Company or its Affiliates by POWR, or by any of its Affiliates, other than those expressly set forth herein. The Company has not relied upon any representations or warranties other than those expressly set forth herein.

Section 3.40 Knowledge. Each representation or warranty in this Agreement that is made to the “knowledge” or “awareness” or “notice” (or words of similar import) of the Company means and shall be deemed to be based upon the actual knowledge of Leahy after due inquiry. For purposes hereof, due inquiry shall require only that Leahy, Stephen Johnson, George Stroumboulis, Colleen Kishore, Thomas Shanley and Christopher Hartswick review to determine the accuracy of each of the representations and warranties contained in Article III hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

In order to induce Stockholders to enter into this Agreement and to perform their obligations hereunder, Purchaser hereby represents and warrants to and for the benefit of Stockholders as follows:

Section 4.1 Organization. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Merger Sub has all requisite right, power and authority, corporate or otherwise, to conduct its business and affairs and to own, lease and operate its assets and properties.

Section 4.2 Power and Authority. Each of Purchaser and Merger Sub has all requisite right, power and authority, corporate or otherwise, to execute and deliver this Agreement and the and the other agreements, documents and instruments contemplated by this Agreement or otherwise related to the transactions contemplated hereby to be executed by Purchaser and Merger Sub, respectively (collectively, the “Purchaser Documents”), and to perform Purchaser’s and Merger Sub’s respective obligations hereunder and thereunder. The execution and delivery by each of Purchaser and Merger Sub of this Agreement and the other Purchaser Documents, the performance by each of Purchaser and Merger Sub of its obligations hereunder and thereunder, and the consummation of the Merger and the other transactions contemplated hereby or thereby, have been duly and validly authorized and approved by all requisite action, corporate or otherwise, on the part of Purchaser and Merger Sub, respectively, and no other corporate proceedings on the part of each of Purchaser or Merger Sub are necessary to authorize this Agreement or the other Purchaser Documents or to consummate the Merger and the other transactions contemplated hereby or to perform its obligations hereunder or thereunder.

Section 4.3 Enforceability. This Agreement has been, and the other Purchaser Documents when executed and delivered by Purchaser and Merger Sub will be, duly and validly executed and delivered on behalf of Purchaser and Merger Sub, respectively, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of Purchaser and Merger Sub, respectively, enforceable against Purchaser and Merger Sub, respectively, in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and by general principles of equity, whether applied by a court of law or in equity.

Section 4.4 No Conflicts. The execution and delivery by each of Purchaser and Merger Sub of this Agreement and the other Purchaser Documents to which it is a party, the performance by each of Purchaser and Merger Sub of its obligations hereunder and thereunder, and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not, directly or indirectly, (a) violate, conflict with, or constitute a breach of or a default (with or without the giving of notice or the lapse or time or both) under, any term, condition or other provision of (i) its certificate of incorporation, bylaws or other charter or organizational documents, (ii) any resolution adopted by its Board of Directors (or any committee thereof) or by any class of its stockholders, (iii) any agreement involving any of its stockholders, (iv) any Contract to which it is a party or by which it or any of its assets, properties, business or activities is or may be subject or bound, (v) any Permit held by it or applicable to its assets, properties, business or activities r, or (vi) any applicable federal, state, local or foreign Law, or (vii) any Order of any Governmental Authority; (b) result in the creation or imposition of any Lien on or against any of the assets, properties, rights or interests of it; or (c) constitute an event which give any Person the right to challenge this Agreement, any other Purchaser Documents or any of the transactions contemplated hereby or thereby.

Section 4.5 Consents. No Consent by, from or with respect to, any Governmental Authority or any other Person is necessary by or with respect to either Purchaser or Merger Sub (i) for it to execute and deliver this Agreement and the other Purchaser Documents to which it is a party and to perform its obligations hereunder and thereunder, (ii) for the consummation of the Merger and the other transactions contemplated by this Agreement and the other Purchaser Documents.

Section 4.6 Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Purchaser or Merger Sub, threatened by or before any court, arbitrator or Governmental Authority against it against or affecting it or its assets, (a) in which any Person is seeking to restrain, prohibit, prevent, enjoin or otherwise delay, or to obtain damages or other relief in connection with, or to challenge the validity or legality of, this Agreement or the transactions contemplated hereby, or (b) which, if determined adversely to it, would be reasonably likely to have a material adverse effect on its ability to perform its obligations hereunder or to consummate the Merger and the other transactions contemplated hereby.

Section 4.7 Brokers’ Fees. Except as set forth on Schedule 4.7, no broker, finder, investment banker, financial advisor or similar agent or Person (i) has been engaged, employed or retained by or on behalf of Purchaser, (ii) is a party to any Contract or other arrangement or understanding with Purchaser or on its behalf, or (iii) is or may be entitled to receive any fee, commission or other compensation or payment due to any action, Contract, arrangement or understanding of or on behalf Purchaser, in connection with this Agreement or any other Purchaser Document or the transactions contemplated hereby or thereby.

Section 4.8 POWR Shares. The POWR Shares to be issued by Purchaser to Stockholders hereunder:

(a) have been duly authorized and, when issued in accordance with the terms of this Agreement, (i) will have been validly issued, fully paid and nonassessable, and not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive rights or other similar rights and (ii) will constitute “voting stock” within the meaning of Section 368(a)(1)(B) of the Code; and

(b) assuming the accuracy of the representations and warranties of Stockholders set forth in Section 2.9, no registration under the Securities Act is required for Purchaser to issue the POWR Shares in the Merger as provided in this Agreement and such issuance will be in compliance in all material respects with all applicable United States securities Laws.

Section 4.9 Tax Matters.

(a) Purchaser directly owns 100% of the issued and outstanding shares of the capital stock of Merger Sub.

(b) None of Purchaser, Merger Sub or any person related (as defined in Treasury Regulation Section 1.368-1(e)(3) and (4)) to Purchaser or Merger Sub or any of their Affiliates, has any present plan or intention to redeem or otherwise acquire the Purchaser Shares issued to Stockholders pursuant to this Agreement.

(c) None of Purchaser or any person related (as defined in Treasury Regulation Section 1.368-1(e)(3) and (4)) to Purchaser or any of their Affiliates, has any present plan or intention to liquidate the Surviving Corporation, to merge the Surviving Corporation into another corporation, to cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business, or to sell or otherwise dispose of any stock of the Surviving Corporation, except for transfers described in Code Section 368(a)(2)(C) of the Code and Treasury Regulations issued thereunder.

(d) None of Purchaser or any person related (as defined in Treasury Regulation Section 1.368-1(e)(3) and (4)) to Purchaser or any of their Affiliates, shall pay any expenses incurred by the Stockholders in connection with the transaction.

(e) At least fifty percent (50%) of the consideration paid by Purchaser or any person related (as defined in Treasury Regulation Section 1.368-1(e)(3) and (4)) to Purchaser or any of their Affiliates, to the Stockholders for the Company Stock shall consist of shares of Purchaser’s stock.

(f) Following the consummation of the transactions contemplated by to this Agreement, the Surviving Corporation intends to continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business, provided the foregoing shall not prevent the Surviving Corporation from making such changes to the Company and its assets, properties, business, affairs, operations and employees as it determines, in its sole discretion.

(g) None of Purchaser, Merger Sub or any person related (as defined in Treasury Regulation Section 1.368-1(e)(3) and (4)) to Purchaser, Merger Sub or any of their Affiliates, is an investment company as defined in Section 368(a)(2)(F)(iii) or (iv) of the Code.

(h) The Surviving Corporation will acquire all of the assets of the Company as they exist immediately prior to the Merger, and no stock of Merger Sub will be issued to the Stockholders in connection with the Merger (or is currently planned to be so issued after the Merger).

(i) None of the Purchaser Shares received by any shareholder-employees of the Company are separate consideration for, or allocable to, any employment agreement, and Purchaser currently intends that any other compensation paid to any Stockholder-employee is for services actually or to be rendered.

(j) Any payment of cash in lieu of fractional POWR Shares will be solely for the purpose of avoiding the expense and inconvenience to Purchaser of issuing fractional shares and will not represent separately bargained-for consideration.

(k) There is no intercorporate indebtedness existing among Purchaser, Merger Sub or the Company which was issued, acquired or will be settled at a discount.

Section 4.10 Reliance. No representations or warranties have been made to Purchaser or its Affiliates by the Company, any Stockholder or any Affiliate of any other foregoing other than those expressly set forth herein. Purchaser has not relied upon any representations or warranties of Stockholders or the Company other than those expressly set forth herein.

Section 4.11 Take-Over Statute. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including DGCL 203) enacted under any federal, state, local or foreign laws applicable to POWR is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12 Knowledge. Each representation or warranty in this Agreement that is made to the “knowledge” or “awareness” or “notice” (or words of similar import) of the Company means and shall be deemed to be based upon the actual knowledge of Sidney Hinton, Christopher T. Hutter and Eric DuPont (after due inquiry). For purposes hereof, due inquiry shall require only that Sidney Hinton, Christopher T. Hutter and Eric DuPont review to determine the accuracy of each of the representations and warranties contained in Article IV hereof.

Section 4.13 SEC Documents; Financial Statements. During the three (3) years prior to the date hereof, POWR has filed all reports, schedules, forms, statements and other filings required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein begin hereinafter referred as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of POWR included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereon as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statement or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all materials respects the financial position of POWR as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 4.14 Form S-3 Eligibility. POWR is eligible to register the POWR Shares for resale by the Stockholders using Form S-3 under the Securities Act.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company Prior to Closing.

(a) Ordinary Course. Except as contemplated by this Agreement or as set forth in Schedule 5.1, during the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement, the Company shall conduct its business only in the ordinary course consistent with past practices, including, but not limited, to using its commercially reasonable efforts to (i) preserve intact the business organization and good will of the Company, including its relationships with its material suppliers, customers, lenders and others having business relationships with it, (ii) perform all of its material obligations in accordance with their terms, (iii) do no harm to the assets and properties of the Company, (iv) keep available the services of its present lessors, lessees, licensors, licensees, suppliers, customers, employees and agents, and (v) comply with all applicable Legal Requirements and Permits,. Notwithstanding the foregoing, nothing in this Section 5.1 shall be deemed to prevent or impede the Company from satisfying any of its obligations under this Agreement.

(b) Prohibited Actions. By way of amplification and not limitation of the foregoing, except as expressly provided by this Agreement or as set forth in in Schedule 5.1, during the period from the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Company shall not, without the prior written consent of Purchaser (not to be unreasonably withheld):

(i) amend or otherwise change its Certificate of Incorporation or Bylaws;

(ii) (A) offer, issue, sell, pledge or otherwise dispose of any capital shares, notes, bonds or other securities, or any obligations or instruments convertible into or exchangeable or exercisable for any capital shares, except pursuant to the exercise of outstanding options or warrants in accordance with the terms thereof as in effect on the date hereof, (B) grant any option, warrant or right to acquire capital shares or securities convertible into or exchangeable for capital shares, (C) alter the terms of any of its authorized or outstanding securities, or (D) adjust, split, subdivide, combine or reclassify its capital shares;

(iii) (A) incur, or otherwise become liable for, any indebtedness for borrowed money, other than current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with past practice; (B) issue any debt securities; (C) expressly assume, guarantee or otherwise become responsible for any Liabilities of any other Person; or (D) make any loans or advances other than to employees in the ordinary course of business;

(iv) sell, transfer, assign, lease, or otherwise dispose of capital assets of the Company, which have an aggregate book value in excess of $25,000;

(v) create or incur any Lien upon any of the assets of the Company;

(vi) acquire, merge, consolidate with or enter into any similar business transaction with any corporation, partnership, limited liability company, other business organization or any division thereof, or acquire any assets thereof, except in the ordinary course of business;

(vii) reorganize, liquidate, dissolve, or file a petition in bankruptcy or any provisions of any federal or state bankruptcy or law, or take any actions or adopt any plan or arrangement relating to the same, or consent to the filing of any bankruptcy petition against the Company;

(viii) grant, pay or increase, or enter into or modify any employment, severance or termination agreement or arrangement with regard to, any wages, salary, bonus, incentives, pension, severance, termination pay or other compensation or benefits to or with any officer, director, employee, consultant or agent of the Company, except as may be required by the terms of an existing agreement;

(ix) initiate, settle, give notice of or compromise any claim, litigation or other Legal Proceeding, whether now pending or hereafter brought;

(x) amend, modify, accelerate or terminate any Material Contract;

(xi) enter into any contract that would be material to the assets, properties, business or affairs of the Company;

(xii) amend, terminate, cancel, compromise, knowingly waive, forgive or release any claim held by the Company of which the value is in excess of $25,000;

(xiii) except as may be required as a result of a change in applicable Law or GAAP, make any change in its accounting methods, principles, records or practices used by the Company;

(xiv) adopt, amend, modify or terminate any Employee Benefit Plan;

(xv) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability;

(xvi) grant, transfer or assign any license or compromise or settle any claims with respect to any Intellectual Property of the Company;

(xvii) make any capital investment in, loan to or acquisition of the securities or assets of, any Entity;

(xviii) enter into any Contract or transaction with any of its officers, directors, shareholders or employees, or any of their affiliates or relatives, other than payment of compensation for services rendered by employees in the ordinary course of business;

(xix) make any loan or advance to, make any capital contribution investment in any Person, or guaranty any loan, debt or other obligation of, any other Person; or

(xx) enter into any oral or written contract, commitment, arrangement or understanding to do any of the foregoing.

Section 5.2 Access. Subject to the terms and conditions of the Confidentiality Agreement, dated as of February 13, 2013 (the “Confidentiality Agreement”), by and between the Company and Purchaser, from the date of this Agreement through the Closing Date or the earlier termination of this Agreement, the Company shall provide Purchaser and its officers, employees, agents and representatives reasonable access, upon prior reasonable notice during normal business hours, to and the right to reasonably inspect the assets, properties, books, records, contracts, accounts, commitments, Tax Returns and other documents, data and information of the Company; provided, that without the prior written consent of Leahy or the Board of Directors of the Company, none of Purchaser or its agents or representatives shall consult with any customers, vendors or suppliers or the officers, directors, employees, consultants, accountants, counsel or other agents and representatives of the Company. The Company shall furnish to Purchaser copies of all Contracts, books and records, and financial, operating and other data and information concerning the business and affairs of the Company, as Purchaser and its agents and representatives may from time to time reasonably request. Any investigation pursuant to this Section 5.2 shall be conducted in such a manner as not to unreasonably interfere with the conduct of the business, operations and affairs of the Company. No investigation pursuant to this Section 5.2 or other information received by Purchaser in connection therewith shall operate as a waiver or otherwise limit or affect the remedies available to Purchaser hereunder or any representation, warranty, covenant or agreement of, or any condition to the obligations of, the parties hereto.

Section 5.3 Consummation of Transactions; Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the Company and Purchaser hereto shall use commercially reasonable best efforts, and will cooperate with each other, to take, or cause to be taken, as promptly as practicable, all such actions and to do, or cause to be done, all other things necessary to carry out its obligations under this Agreement and the other Stockholder Documents and Purchaser Documents (collectively, the “Transaction Documents”), to satisfy the Closing conditions set forth in Articles VI and VII hereof, and to consummate and make effective the transactions contemplated hereby and thereby, including obtaining all Consents which are necessary in connection with the transactions contemplated hereby and thereby.

Section 5.4 Consents and Approvals. Each party hereto shall, as promptly as practical, use its commercially reasonable best efforts to give all notices to, and to obtain all Consents from, all Governmental Authorities and other Persons that are or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents and the consummation of the Merger and the other transactions contemplated hereby or thereby. Each party shall reasonably cooperate with the other parties and their affiliates in promptly seeking to obtain all such Consents. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents.

Section 5.5 Risk of Loss. Until the Closing, the Company and Stockholders assume all risk of loss, whether by reason of theft, fire, act of God, or other casualty, including any business risk, relating to the Company and its assets, properties, business and affairs, and to the Shares.

Section 5.6 Public Announcements. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement in accordance with the terms hereof, Purchaser and Stockholders shall consult with each other before issuing any press releases or otherwise making any public statements or disclosures with respect to this Agreement or the transactions contemplated hereby (directly or through affiliates) and shall not issue any such press release or make any such public statement without the prior consent of the other party (or in the case of the Stockholders, the Stockholders’ Representative), which consent shall not be unreasonably withheld or delayed, except, subject to the reasonable efforts of the disclosing party to provide prior notice to the non-disclosing party, (i) disclosures to Persons whose Consent is required in connection with the transactions contemplated hereby, or (ii) to the extent required by any applicable law or regulation, any Governmental Authority or judicial proceeding, or by the rules and regulations of any stock exchange or stock market. In no event, shall any announcement include the amount of proceeds received by any Stockholder, without the prior written consent of such Stockholder.

Section 5.7 Notice of Certain Matters. From the date of this Agreement through the Closing Date, (a) Purchaser and the Company (or behalf of the Company and Stockholders) each shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event, fact, development or circumstance the occurrence or failure of which would be reasonable likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, or that breaches or is reasonably likely to breach or result in a breach of any covenant or agreement set forth in this Agreement, and (ii) any failure on its part to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; and (b) the Company (or behalf of the Company and Stockholders) shall give prompt notice to Purchaser of (i) any fact, circumstance, event or action the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, (ii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby, (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby, and (iv) any Legal Proceedings commenced or, to the knowledge of the Company or Stockholders, threatened against, relating to or involving or otherwise affecting the assets, properties, business or affairs of the Company or that otherwise relates to the consummation of the Merger and the other transactions contemplated hereby. Purchaser’s receipt of any notice or information pursuant to this Section 5.7 shall not operate as a waiver or otherwise affect, amend or supplement, any representation, warranty, covenant or agreement given or made by Stockholder under this Agreement.

Section 5.8 No Solicitation.

(a) From the date of this Agreement through the Closing Date or the earlier termination of this Agreement in accordance with the terms hereof, Stockholders and the Company shall not, and shall not permit or authorize any officers, directors, employees, shareholders, employees, agents or Affiliates of Stockholders or the Company to, directly or indirectly, (i) solicit, initiate, encourage, consider, continue, accept or take any other action to facilitate the initiation or submission of inquiries, proposals, tenders or offers by or from, (ii) furnish or cause to be furnished any information concerning the business, operations, properties or assets of the Company to, (iii) enter into any Contract or other instrument, arrangement or understanding (whether oral or written, and whether or not binding) with, or (iv) participate in any discussions, conversations, negotiations or any other communications with, any Person concerning any written or oral inquiry, proposal, tender or offer relating to a potential direct or indirect sale, transfer or other disposition (whether by sale, merger, exchange, business combination, stock issuance, lease or otherwise) by Stockholders or the Company of any of the assets, properties, business or operations of the Company (other than sales of inventory in the ordinary course of business) by, any Person other than Purchaser (“Acquisition Proposal”).

(b) The Company shall (and shall cause their Representatives to) immediately cease and cause to be terminated, and shall cause the Company and its Affiliates and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted prior to the date hereof with respect to, or that could lead to, an Acquisition Proposal.

(c) The Company shall promptly (and in any event within one business day after receipt thereof by, the Company or any Representatives thereof) notify Purchaser of, and provide to Purchaser a copy of any written materials or if oral a summary of the material terms and conditions of, (i) any Acquisition Proposal that the Company receives, (ii) any request for information with respect to any Acquisition Proposal, or (iii) any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal.

(d) Stockholders and the Company agree not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

(e) Notwithstanding anything to the contrary, nothing herein shall be deemed to prevent the Company’s Board of Directors from satisfying its fiduciary obligations, provided that neither the Company nor its Affiliates shall take any action that would otherwise be prohibited by this Section 5.8 unless the Company’s outside legal counsel advises the Company’s Board of Directors in writing that such action is necessary in order to satisfy its fiduciary obligations.

Section 5.9 Resignations of Officers and Directors. At or prior to the Closing, the Company shall deliver to Purchaser duly executed resignations of all officers and directors of the Company in such capacities, which shall be effective on the Closing Date unless an earlier effective date is specified therein (the “Resignations”).

Section 5.10 Related Person Matters

(a) Related Person Contracts. The Company shall (i) terminate any and all Related Person Contracts (other than those Contracts set forth on Schedule 5.10(a) and (ii) use commercially reasonable efforts to deliver releases executed by such related Persons with whom the Company has terminated such Contracts pursuant to this Section 5.10 providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts (“Related Person Contract Releases”); provided, however, that in no event shall the Company be required to pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

(b) Payment of Indebtedness by Related Persons. Schedule 5.10(b) sets forth a true, accurate and complete list of all indebtedness owed to the Company by any Stockholder or any Related Person of any Stockholder. On or prior to the Closing Date, Stockholders shall cause all such indebtedness owed to the Company by any Stockholder or any Related Person of any Stockholder to be paid in full.

Section 5.11 Debt; Lien Releases; Company Transaction Expenses. No later than the third Business Day prior to the Closing Date, the Company shall provide Purchaser with (a) a certificate of the Company setting forth an estimate of the balance of all Indebtedness of the Company as of the close of business on the day immediately preceding the Closing Date, (b) a certificate of the Company setting forth an estimate of the amount of all Company Transaction Costs as of the close of business on the day immediately preceding the Closing Date, and (c) customary pay-off letters with respect to all Indebtedness of the Company set forth on Schedule 5.11. On the Closing Date, the Company shall deliver to Purchaser (i) a certificate of the Company setting forth all Indebtedness of the Company as of the close of business on the day immediately preceding the Closing Date, and (ii) a certificate of the Company setting forth the amount of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing Date.

Section 5.12 Employees.

(a) No Changes. Prior to the Closing, the Company shall not, without the prior written consent of Purchaser, make any changes to the compensation or benefits of, or enter into any agreements, understandings, arrangements or other Contracts with, any of its employees, consultants or contractors.

(b) Status. The at will employees of the Company immediately prior to the Closing shall remain at will employees of the Company immediately following the Closing, provided that nothing in this Agreement shall limit or affect Purchaser’s right to terminate the employment of any such employee at any time following the Closing or to modify the salary, benefits or other compensatory arrangements of any such employee, subject to contractual rights of such employee, subject to any rights of the employees under any Material Contracts set forth on Schedule 3.26. The foregoing is not a guarantee that such at will employees of the Company immediately prior to the Merger will remain employees of the Surviving Corporation for any period of time after the Merger.

(c) Benefit. This Section 5.12 is an agreement solely among Stockholders, the Company and Purchaser. Nothing in Section 5.12, whether express or implied, shall be considered to be a contract between any of Stockholders, the Company or Purchaser and any other Person, or shall confer upon any employee of the Company or any other Person, any rights or remedies that such Person did not already have, including, without limitation, (i) any right to employment or recall, (ii) any right to continued employment of any specified Person, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.

Section 5.13 Options; Warrants.

(a) Prior to the Closing, the Company shall use its commercially reasonable best efforts to cause each Person that holds issued, outstanding, vested and unexercised Options to (i) enter a consent and release in such a form as agreed between Company and Purchaser providing for the exercise of all such Options on or prior to the Closing and (ii) be joined as a Stockholder hereunder.

(b) In the event that on or after the date hereof, any Person holding Options or Warrants exercises any Options or Warrants, the Company shall use its commercially reasonable best efforts to join such Person as a Stockholder to this Agreement.

(c) In the event any issued, outstanding, vested and unexercised Options are not exercised prior the Closing, the Company shall take all necessary action to terminate such Options at or prior to the Closing.

Section 5.14 Supplemental Disclosure. From time to time prior to the Closing, Stockholders’ Representative or the Company may supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or of which Stockholders’ Representative or the Company becomes aware after the date hereof, which, if existing, occurring or in the knowledge of Stockholders or the Company at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date. In the event that Stockholders’ Representative or the Company delivers to Purchaser any such information that modifies or supplements the Disclosure Schedules, such Disclosure Schedules, as so modified or supplemented, shall be deemed to be the Disclosure Schedules for purposes of this Agreement; provided, however, that (a) no such modification or supplementation shall be deemed to modify the Disclosure Schedules for purposes of determining whether the condition to Closing set forth in Section 6.1 has been satisfied, and (b) if a Closing occurs, then (i) the Schedule Supplement shall be deemed to have cured any inaccuracy in or breach of any representation or warranty set forth in this Agreement, and (ii) such Closing shall constitute a waiver by Purchaser of any condition set forth herein relating to the Schedule Supplement, including for the purposes of the indemnification or termination rights of Purchaser hereunder.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser consummate the Merger and to take the other actions contemplated hereby to be taken by Purchaser at or prior to the Closing are subject to the satisfaction (unless waived in writing by Purchaser), at or prior to the Closing, of each of the following conditions:

Section 6.1 Accuracy of Representations and Warranties. Each and every representation and warranty made by Stockholders and Company in this Agreement shall be true and correct in all material respects (except for any such representations and warranties and portions thereof that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date with the same effect as if it had been made or given on the Closing Date (other than representations and warranties made as of another specified date, which shall continue to be true and correct as of such specified date); provided that this condition shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct has a Material Adverse Effect, either alone or when taken in the aggregate with other breaches of any such representations and warranties.

Section 6.2 Performance of Covenants. Stockholders and the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements, obligations and conditions under this Agreement which are to be performed, satisfied or complied with by Stockholders or the Company at or prior to the Closing.

Section 6.3 No Legal Proceedings. No Legal Proceeding shall be pending or overtly threatened by or before, and no injunction or restraining order shall have been issued by, any court, arbitrator or Governmental Authority (i) pertaining to the transactions contemplated by this Agreement, the result of which, if successful, would delay, prevent, interfere with or make illegal the consummation of such transactions, or (ii) which, if successful, would be reasonably likely to have a Material Adverse Effect on the Company.

Section 6.4 Governmental Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining, enjoining or prohibiting the consummation of such transactions or causing any of such transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.5 No Claims. No Person shall have made or overtly threatened to make any claim that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of any of the Shares or any other voting, equity or ownership interest in the Company, or (b) is entitled to all or any portion of the Merger Consideration.

Section 6.6 Deliveries at Closing. Stockholders shall have delivered to Purchaser duly executed counterparts of each of the other Stockholder Documents and each other certificate, instrument, document and agreement required to be delivered by Stockholders, the Company or any other Person to Purchaser hereunder. For all purposes of this Agreement and the transactions contemplated hereby, references to certificates representing the Shares shall include lost certificate affidavits duly executed by the applicable Stockholder.

Section 6.7 Consents. Purchaser shall have received copies of all Consents listed on Schedule 6.7, none of which shall have been withdrawn or suspended.

Section 6.8 No Material Adverse Effect. Since the date of this Agreement, no event, occurrence, fact, condition, change or development shall have occurred that, individually or in the aggregate, would reasonably be expected to have Material Adverse Effect on the Company.

Section 6.9 Securities Laws. No pre-issuance registrations, qualifications, notifications, permits and approvals are required under applicable state securities Laws for the lawful execution, delivery and performance of this Agreement and the offer, sale, issuance and delivery of the POWR Shares, or, if any, they shall be or have been timely obtained by Purchaser.

Section 6.10 Resignations. The Company shall have obtained, and delivered to Purchaser at or prior to the Closing, the resignations of the officers and directors of the Company contemplated in Section 5.9.

Section 6.11 Employment, Confidentiality and Non-Competition Agreements. Each employee of the Identified Employees shall have entered into an Employment Agreement, Confidentiality Agreement or Non-Competition Agreement with Purchaser, in the form and on terms and conditions acceptable to Purchaser (the “Employment Agreements”). “Identified Employees” shall mean those employees identified by Purchaser and delivered to Company in writing on a list entitled Identified Employees on or prior to the Closing Date.

Section 6.12 Related Party Contract Releases and Payoffs. Stockholders and the Company shall have obtained, and delivered to Purchaser at or prior to the Closing, the Related Person Contract Releases and Payoffs contemplated by Section 5.10(b).

Section 6.13 Release. Purchaser shall have received a written release, reasonably acceptable to Purchaser, pursuant to which each Stockholder and each officer and director of the Company shall have irrevocably and unconditionally released the Company from any and all Liabilities, except as contemplated hereby and in other documents, instruments and agreements contemplated hereby (the “Company Releases”); provided, that any Stockholder who is or was an officer or director of the Company shall not be required to release such Person’s right to indemnification under the Company’s Certificate of Incorporation or under law.

Section 6.14 Payoffs, Terminations and Resolutions. The Company shall have delivered evidence reasonably satisfactory to Purchaser of the terminations and/or resolutions of the matters set forth on Schedule 6.14.

Section 6.15. Options; Warrants. Purchaser shall have received documentation reasonably satisfactory to Purchaser that (i) all Options have been exercised or terminated in accordance with the terms of the Option Plan and (ii) all Warrants have been exercised or terminated.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS

The obligations of Stockholders to consummate the Merger and to perform their other obligations contemplated hereby to be taken at or prior to the Closing are subject to the satisfaction (unless waived in writing by Stockholders’ Representative), at or prior to the Closing, of each of the following conditions:

Section 7.1 Accuracy of Representations and Warranties. Each and every representation and warranty made by Purchaser in this Agreement and the other Purchaser Documents shall be true and correct in all material respects (except for any such representations and warranties and portions thereof that are qualified by their terms by a reference to materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing with the same effect as if it had been made or given on the Closing Date (other than representations and warranties made as of another specified date, which shall continue to be true and correct as of such specified date).

Section 7.2 Performance of Covenants. Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements, obligations and conditions under this Agreement and under the other Purchaser Documents which are to be performed, satisfied or complied with by Purchaser at or prior to the Closing.

Section 7.3 Proceedings and Documents Satisfactory. All proceedings, corporate or otherwise, to be taken by Purchaser in connection with the transactions contemplated hereby, and all documents incident thereto, shall be satisfactory in form and substance to Stockholders’ Representative.

Section 7.4 No Legal Proceedings. No Legal Proceeding shall be pending or overtly threatened by or before, and no injunction or restraining order shall have been issued by, any court, arbitrator or Governmental Authority against or affecting Purchaser (a) which seeks the restraint, prohibition or the obtaining of damages or other relief in connection with, or which questions or challenges the legitimacy, validity or enforceability of, this Agreement or the transactions contemplated hereby or which otherwise interferes with the consummation of the Merger and the other transactions contemplated hereby, or (b) which, if successful, would be reasonably likely to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

Section 7.5 Deliveries at Closing. Purchaser shall have delivered to Stockholder at the Closing the Merger Consideration, duly executed counterparts of each of the other Purchaser Documents and each other certificate, instrument, document and agreement required to be delivered to Purchaser hereunder.

Section 7.6 Governmental Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining or prohibiting consummation of such transactions or causing any of such transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.7 Consents. All Consents necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been duly obtained, made or taken prior to the Closing and shall be in full force and effect on the Closing Date.

Section 7.8 No Material Adverse Effect. Since the date of this Agreement, no event, occurrence, fact, condition, change or development shall have occurred or arisen that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to have or result in, a material adverse effect in the assets, properties, business, affairs, condition (financial or otherwise), results of operations or prospects of POWR.

Section 7.9. POWR Shares. The POWR Shares to be issued in the Merger (i) subject to the registration statement contemplated by this Agreement being declared effective by the SEC, or pursuant to an exemption from the registration requirements of the Securities Act, shall be tradeable on the Nasdaq Stock Market (“Nasdaq”), and (ii) shall not have been suspended, as of the Closing Date, by the SEC or Nasdaq from trading on the Nasdaq nor shall suspension by the SEC or Nasdaq been threatened, as of the Closing Date, either (A) in writing by the SEC or the Nasdaq or (B) by falling below the minimum listing maintenance requirements of the Nasdaq .

ARTICLE VIII

THE CLOSING

Section 8.1 Date and Place. Upon the terms and subject to the conditions of this Agreement, the consummation of Merger and the other transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signature pages by facsimile, electronic mail transmission and overnight courier, or by such other means of exchanging documents as may be agreed to by the parties, at 10:00 a.m., Eastern Standard Time , on April 12, 2013, or at such other time, date or place as the parties shall mutually agree (the “Closing Date”).

Section 8.2 Deliveries by Stockholders and the Company. At the Closing, each Stockholder and/or the Company, as applicable, shall deliver or cause to be delivered to Purchaser, in form reasonably acceptable to Purchaser:

(a) All certificates (or, in lieu thereof, duly executed lost certificate affidavits having Share numbers and certificate numbers consistent with the stock ledger of the Company) from Stockholders representing all the Shares;

(b) All Consents set forth on Schedule 6.8;

(c) The duly executed Resignations of the officers and directors of the Company contemplated by Section 5.9.

(d) The Company Releases, duly executed by all Stockholders, directors and officers of the Company;

(e) The Related Person Contract Releases, duly executed;

(f) The Payoff Letters, duly executed;

(g) The duly executed Employment Agreements;

(h) Evidence reasonably satisfactory to Purchaser of the terminations and/or resolutions of the matters set forth on Schedule 6.14;

(i) A certificate, dated as of the Closing Date, executed by the Secretary of the Company, certifying, (i) as of immediately prior to the resignation contemplated by this Agreement, the names and corporate titles of the officers of the Company authorized to execute and deliver this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers; (ii) the resolutions duly adopted by the board of directors and the stockholders of the Company authorizing the execution, delivery and performance by the Company of this Agreement and the other instruments contemplated hereby, and that such resolutions remain in full force and effect on the Closing Date and not having been amended, modified or superseded; and (iii) true and correct copies of the Certificate of Incorporation and the By-laws of the Company, as amended and in effect as of the Closing;

(j) A certificate duly executed by the President of the Company and the Stockholders’ Representative, dated as of the Closing Date, certifying to the full satisfaction and fulfillment of all the conditions specified in Sections 6.1 through 6.6, 6.8, 6.10, 6.12 and 6.14;

(k) Certificates of Good Standing of the Company, issued by the Secretary of State of the State of Delaware within five (5) days of the Closing Date, and of each other state in which the Company is incorporated or licensed or qualified to do business as a foreign corporation, dated within ten (10) days of the Closing Date;

(l) The list of Identified Employees, in accordance with Section 6.11.

(m) All other Stockholder Documents, duly executed by Stockholders and/or the Company, as applicable; and

(n) All other items, documents and instruments that are required to be delivered by Stockholders pursuant to any provision of this Agreement or any other Stockholder Document.

Section 8.3 Deliveries by Purchaser. At the Closing (or later, as expressly provided below), Purchaser shall deliver to Stockholders and/or the Company, as applicable, in form reasonably acceptable to Stockholders’ Representative:

(a) The Merger Consideration in accordance with Section 1.7, provided that the Merger Consideration Shares shall be issued as soon as practicable after the Closing Date by Purchaser’s transfer agent so long as Purchaser irrevocably instructs its transfer agent on the Closing Date to issue such Merger Consideration Shares with greatest expediency, pays all reasonable costs to expedite such issuance by the transfer agent and provides evidence of the same to Stockholders’ Representative;

(b) All other Purchaser Documents, duly executed by Purchaser;

(c) A certificate, dated as of the Closing Date, executed by the Secretary of Merger Sub, certifying as to (i) the names and corporate titles of the officers of Merger Sub authorized to execute and deliver this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers; (ii) the resolutions duly adopted by the board of directors and the stockholders of Merger Sub authorizing the execution, delivery and performance by Merger Sub of this Agreement and the other instruments contemplated hereby and that such resolutions remain in full force and effect on the Closing Date and not having been amended, modified or superseded; and (iii) true and correct copies of the Certificate of Incorporation and the By-laws of Merger Sub, as amended and in effect as of the Closing;

(d) A certificate, dated as of the Closing Date, executed by the Secretary of POWR, certifying as to (i) the names and corporate titles of the officers of POWR authorized to execute and deliver this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers; (ii) the resolutions duly adopted by the board of directors and the stockholders of POWR authorizing the execution, delivery and performance by POWER of this Agreement and the other instruments contemplated hereby and that such resolutions remain in full force and effect on the Closing Date and not having been amended, modified or superseded; and (iii) true and correct copies of the Certificate of Incorporation and the By-laws of POWR, as amended and in effect as of the Closing;

(e) A certificate duly executed by the President of Purchaser, dated as of the Closing Date, certifying to the full satisfaction and fulfillment of all the conditions specified in Sections 7.1 through 7.9;

(f) The Certificate of Merger, duly executed by Merger Sub;

(g) The duly executed Employment Agreements; and

(h) All other items, documents and instruments that are required to be delivered by Purchaser pursuant to any provision of this Agreement or necessary to consummate the transactions contemplated hereby or that are reasonably requested by Stockholders’ Representative.

Section 8.4 Effectiveness of Closing. Notwithstanding the Closing Date and the date the Closing is complete, the effective date of the Closing for all purposes shall be the Effective Time.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

Section 9.1 Survival. All representations and warranties set forth in this Agreement shall be deemed made as of the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date (provided that all representations and warranties made as of the Closing shall be made after giving effect to any and all Schedule Supplements in accordance with Section 5.14. All representations and warranties made at Closing shall survive the Closing and shall continue in full force and effect thereafter, regardless of any investigation made by any party hereto, for a period of 24 months after the Closing Date, except that (i) the representations or warranties set forth in Sections 2.2, 2.3, 2.4, 2.8 and 2.9 (collectively, “Fundamental Stockholder Representations”) and 3.1, 3.3, 3.4, 3.5 and 3.10 (collectively, “Fundamental Company Representations”) and set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.7, 4.8, 4.9, 4.11, 4.12, 4.13 and 4.14 (collectively, “Fundamental Purchaser Representations”), shall survive indefinitely, and (ii) the representations and warranties set forth in Section 3.16 shall expire only upon the 90th day following the expiration of the applicable statute of limitations; provided, however, that the foregoing limitations shall not apply to any Claims arising out of fraud. For the avoidance of doubt, representations and warranties upon which Claims were made by proper notice thereof pursuant to Section 9.4 prior to the expiration of the applicable survival period shall not expire (but solely with respect to such proper and timely Claim) until such Claim is fully and finally resolved. All covenants and agreements set forth in this Agreement that are to be performed wholly or in part after Closing shall survive the Closing in accordance with their respective terms.

Section 9.2 Indemnification by Stockholders. Subject to the other provisions of this Article IX, Stockholders shall jointly and severally (except with respect to Claims arising out of Section 9.2(a) which shall be several and not joint) indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against, and shall pay and reimburse them for, any and all claims, actions, suits, Legal Proceedings, losses, costs, expenses, obligations, Taxes, liabilities, damages, judgments, assessments, fines and awards (including, without limitation, reasonable attorneys’ fees (other than Excluded Attorneys Fees (as defined below)) and court costs) (but in all cases excluding any liabilities that are contingent, unmature, unknown, unfixed, inchoate, or indirect), actually incurred, sustained, or suffered (collectively, “Losses”) by Purchaser arising out of or resulting from (a) any breach or violation of, inaccuracy or misrepresentation in any representations or warranties made by a Stockholder, or any failure by a Stockholder to perform any covenants, agreements or other obligations of such Stockholder made in this Agreement or in any certificate or other document or instrument required to be delivered by such Stockholder to Purchaser pursuant to this Agreement; (b) any breach or violation of, inaccuracy or misrepresentation in, any representations or warranties made by the Company, or any failure by the Company to perform any covenants, agreements or other obligations of the Company made in this Agreement or in any certificate or other document or instrument required to be delivered at Closing by the Company to Purchaser pursuant to this Agreement; (c) any violation by the Company prior to Closing of Environmental Laws or laws relating to Hazardous Substances; and (d) Taxes, to the extent specified in Section 10.4(h) hereof.

Section 9.3 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Stockholders, their Affiliates, and their respective successors and assigns (“Stockholder Indemnified Parties”), from and against any and all Losses arising out of, based upon or resulting from (a) any breach or violation of, inaccuracy or misrepresentation in, or failure by Purchaser to perform, any of the representations, warranties, covenants, agreements or other obligations of the Purchaser made in this Agreement, (b) Taxes relating to periods after the Closing Date or arising as a result of the Merger, and (c) any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any prospectus thereunder, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that (1) such untrue statements or omissions (A) are based solely upon information regarding such Stockholder furnished in writing to Purchaser by or on behalf of such Stockholder for use therein, or (B) to the extent that such information relates to such Stockholder or such Stockholder’s proposed method of distribution of Merger Consideration Shares and was reviewed and expressly approved in writing by such Stockholder for use therein, or (2) the use by a Stockholder of an outdated or defective prospectus after Purchaser has notified such Stockholder in writing that the prospectus is outdated or defective and should not be used by the Stockholder and makes available a current and non-defective prospectus.

Section 9.4 Claims for Indemnification.

(a) Notice of Claims. Whenever any party hereunder has suffered or incurred or in good faith believes it is reasonably probable that it will suffer or incur any Losses, or any action or proceeding is commenced or threatened or claim is made that could result in Losses, which is reasonably likely to give rise to a claim (“Claim”) for indemnification under this Agreement, the party seeking indemnification (“Indemnified Party”) shall, upon obtaining knowledge thereof, promptly notify in writing the party against whom indemnification is sought (“Indemnifying Party”) of the Claim and a reasonable detailed description of the facts constituting the basis for such Claim the nature of the Losses and the amount of the Losses or, if not known, an estimate thereof until such time as the actual amount is known. The Indemnified Party’s failure to timely notify Indemnifying Party of any Claim or potential Claim shall not relieve the Indemnifying Party of any liability hereunder unless and only to the extent that such failure causes Indemnifying Party to lose the right to assert any substantive rights or defenses or to the extent that the Indemnifying Party is actually prejudiced in its rights or obligations.

(b) Legal Counsel. The Indemnified Party shall give the Indemnifying Party a reasonable opportunity to participate in and to assume the defense of any such Claim at the Indemnifying Party’s own expense and with counsel of the Indemnifying Party’s own selection reasonably satisfactory to the Indemnified Party; provided, however, that Indemnified Party shall at all times also have the right, but not the obligation, to participate in the defense of the Claim and to employ its own counsel at its own expense subject to the Indemnifying Party’s right to control the defense thereof. Notwithstanding the foregoing, if the Indemnified Party reasonably determines that: (i) legal defenses may be available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, (ii) a conflict or potential conflict of interest exists between the Indemnified Party and the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such Claim on behalf of the Indemnified Party), or (iii) the Indemnifying Party has not in fact employed legal counsel to assume the defense of such Claim within a reasonable time after receiving notice of the Claim, then the reasonable fees, disbursements and other charges of counsel from one separate firm selected by the Indemnified Party (and reasonably acceptable to the Indemnified Party) shall be reimbursed by the Indemnified Party promptly as they are incurred.

(c) Settlement of Claims. No party hereto shall compromise, settle or consent to the entry of any judgment with respect to any Claim without the prior written consent of the other interested party or parties (which consent shall not be unreasonably withheld or delayed) unless such compromise, settlement or consent includes an unconditional release of all other interested parties hereto from any and all liabilities on any Claims that are the subject matter thereof.

(d) Cooperation. Each Indemnified Party and Indemnifying Party shall cooperate in every reasonable way with each other and, if different, with the party assuming responsibility for the defense and disposition of any such Claim, including making available to the defending party all books, records and other material reasonably required by the defending party for its use in defending the Claim.

Section 9.5 Rights Against the Company. No Stockholder or Stockholder Indemnified Party shall have any right of indemnification, contribution or other recourse against the Company or the Surviving Corporation or their directors, officers, employees, agents or representatives for any Claims asserted by any Stockholder Indemnified Parties hereunder, it being acknowledged and agreed that the covenants and agreements of the Company hereunder are solely for the benefit of the Purchaser Indemnified Parties.

Section 9.6 Materiality Disregarded. For purposes of calculating Losses hereunder (but not for purposes of determining whether a breach has occurred), any materiality or other similar qualification contained in or otherwise applicable to such representation, warranty, covenant or agreement shall be disregarded.

Section 9.7 Effect of Indemnification Remedy. Subject to obtaining equitable relief as permitted under Sections 10.2 (Non-Competition and Restrictive Covenants) and 12.9 (Specific Performance), the parties hereto acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud) for any breach or inaccuracy of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in this Article IX (whether such claim is framed in tort, contract or otherwise).

Section 9.8 Effect of Knowledge and Waivers.

(a) Effect of Knowledge. No disclosure to, no actual or constructive Knowledge of, and no investigation by or on behalf of any party hereto, whether before or after the date of this Agreement or the Closing Date, shall be deemed to affect its reliance on the representations, warranties, covenants and agreements contained herein or to waive its rights to indemnification as provided herein or any other rights or remedies for the breach or violation of or inaccuracy or failure to perform or comply with any representation, warranty, covenant or agreement of any other party hereto.

(b) Effect of Waivers. The waiver of any condition relating to any representation, warranty, covenant, or obligation will not affect the right to indemnification, payment, reimbursement, or other remedy based upon such representation, warranty, covenant, or obligation.

Section 9.9 Limitations on Liability. Stockholders’ liability (other than in claims arising from fraud), and the indemnification obligations provided for in this Article IX, shall be subject to the following limitations:

(a) Basket.

(i) No Purchaser Indemnified Party shall be entitled to be indemnified for, and Stockholders shall not have any liability for or be required to indemnify, defend or hold harmless any Purchaser Indemnified Party hereunder for, any Losses arising under this Article IX, unless and until the aggregate amount of all Losses Stockholders are collectively liable for under this Article IX equals or exceeds $60,000 (the “Basket Amount”), and then Stockholders’ obligations hereunder shall apply solely to the amount of the Losses in excess of the Basket Amount; provided, however, that the limitation of liability under this Section 9.9(a)(i) shall not apply to Losses related to any breach, violation or inaccuracy in any of the Fundamental Stockholder Representations, Fundamental Company Representations, or any Claims under Sections 9.2(c) or (d) or any claims arising out of any fraud on the part of the Indemnifying Party.

(ii) No Stockholder Indemnified Party shall be entitled to be indemnified for, and Purchaser shall not have any liability for or be required to indemnify, defend or hold harmless any Purchaser Indemnified Party hereunder for, any Losses arising under this Article IX, unless and until the aggregate amount of all Losses Purchaser is liable for under this Article IX equals or exceeds the Basket Amount, and then Purchaser’s obligations hereunder shall apply solely to the entire amount of the Losses in excess of the Basket Amount; provided, however, that the limitation of liability under this Section 9.9(a)(ii) shall not apply to Losses related to any breach, violation or inaccuracy in any of the Fundamental Purchaser Representations, any Claims under Section 9.3(b) or 9.3(c), or any claim arising out of any fraud on the part of any Stockholder.

(b) Cap.

(i) Notwithstanding any other provision of this Agreement to the contrary (but subject to subclause 9.9(b)(iii) below), in no event shall the amount payable by Stockholders under this Article IX exceed the Escrow Funds collectively among all Stockholders or, as to any Stockholder individually, exceed the portion of the Merger Consideration in the Escrow Fund allocated to such Stockholder (collectively, the “Stockholder Cap”); provided, however, that the Stockholder Cap shall not apply with respect to (A) Losses for Claims for any breach, violation or inaccuracy in any of the Fundamental Stockholder Representations (provided that the recourse of Purchaser for any such Losses shall be limited to the Stockholder making such Fundamental Stockholder Representations), (B) Losses under Sections 9.2(c) or (d) or from any breach, violation or inaccuracy in any of the Fundamental Company Representations (provided, that each Stockholder shall only be liable for its Pro Rata Shares of Losses and Purchaser shall not seek to recover any such Losses from any Stockholder in excess of such Stockholder’s Pro Rata Share of such Losses), (C) Losses arising out of any fraud (provided that the recourse of Purchaser for any such Losses for fraud by a Stockholder shall be limited to such Stockholder (including, for the avoidance of doubt, such Stockholder’s pro rata allocation of the Escrow Funds), provided, further, that the Stockholder Cap shall not be deemed reduced solely to the extent the Escrow Funds were actually depleted for purposes of Section 1.18 for the Post-Closing Adjustment or for the fees of the Accountants pursuant to Section 1.18(d)(iii). “Pro Rata Share” shall mean, for any Stockholder, the percentage resulting from dividing (1) the portion of the Merger Consideration received (or deemed received) by such Stockholder, by (2) the aggregate Merger Consideration received by all Stockholders. For the avoidance of doubt, any amount withheld with respect to any Stockholder for Taxes shall be deemed to have been received by such Stockholder for purposes of determining Pro Rata Share.

(ii) Notwithstanding any other provision of this Agreement to the contrary, in no event shall the aggregate amount payable by Purchaser under this Article IX exceed $1,500,000; provided, however, that the foregoing limitation shall not apply with respect to (A) Losses from Claims for any breach, violation or inaccuracy in any of the Fundamental Purchaser Representations, or (B) any claim arising out of any fraud.

(iii) Notwithstanding any other provisions of this Agreement to the contrary, in no event shall the aggregate amount payable by Stockholders collectively exceed the Merger Consideration and, as to any Stockholder individually, the portion of the Merger Consideration allocated to such Stockholder; provided that the foregoing shall not apply to claims for fraud (provided that the recourse of Purchaser for any Claims for fraud by a Stockholder shall be limited to such Stockholder).

Section 9.10 Limitations on Indemnification of Purchaser Indemnified Parties. Notwithstanding anything herein to the contrary, the right of the Purchaser Indemnified Parties to indemnification under Article IX is limited as follows:

(a) The Purchaser Indemnified Parties’ right to indemnification under Article IX on account of any Losses shall be reduced by receipt of applicable payments under insurance policies or from third parties not affiliated with the Purchaser Indemnified Parties (net of the expenses of recovery thereof). Purchaser shall use reasonable best efforts to claim and recover any Losses suffered by the Purchaser Indemnified Parties under any such insurance policies or other third party indemnities provided that it shall not be required to initiate litigation against any insurer or other third party.

(b) Except with respect to Losses awarded to a third party in an action brought against a Purchaser Indemnified Party, the Purchaser Indemnified Parties shall not be entitled to any reimbursement or indemnification under this Article IX for any incidental, consequential, indirect, punitive, exemplary or special damages (including, without limitation, lost profits, diminution in value, lost revenues or loss of business), whether foreseeable or not.

(c) The Purchaser Indemnified Parties shall not be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder to the extent of such Losses. Without limiting the foregoing, notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to indemnification with respect to any Losses as a result of or arising from, any claim or liability to the extent such claim or liability is taken into account in determining the Closing Working Capital Amount (as finally determined pursuant to Section 1.18).

(d) From and after the time that the Escrow Agent is required to distribute any Merger Consideration, such Merger Consideration shall no longer be available for to satisfy any Claims or Losses.

(e) Neither the Company nor any Stockholder shall have any liability for any Losses under this Article IX for the breach or non-fulfillment of any covenant or agreement set forth in Section 5.7 (Notice of Certain Matters), except to the extent such nonfulfillment or breach was knowingly committed in bad faith.

Section 9.11 Mitigation. Purchaser and Stockholders’ Representative will, in connection with any claim for indemnification under Article IX, use commercially reasonable efforts to mitigate Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses. Each party agrees that, for so long as such party has any right of indemnification under Article IX, it will use commercially reasonable effort not to, and agrees to use its commercially reasonable efforts to ensure that its Affiliates do not, voluntarily or by discretionary action, accelerate the timing of a claim by any third party (any such action a “Prohibited Action”); provided, that nothing herein shall preclude Purchaser or the Surviving Corporation from taking any action that it reasonably determines is required to comply with applicable law with respect to any Tax item in respect of any Post-Closing Tax Period and any such action shall not be considered a Prohibited Action. Notwithstanding anything to the contrary herein, no party shall be required to indemnify any other party or Person for any Losses to the extent arising from any Prohibited Action.

Section 9.12 Payment of Claims. The sole and exclusive source for funding of all Losses other than Losses based upon a breach of a covenant or agreement that survives Closing or an action arising out of fraud shall be the Escrow Funds, except with respect to claims for Losses, if any, not limited by the Stockholder Cap and except to the extent any Escrow Funds were used to (i) fund a Post-Closing Adjustment to the Merger Consideration under Section 1.18 or (ii) pay Accountants fees under Section 1.18(d)(iii). With respect to any Losses to be paid by a Stockholder, if any, following depletion of the Escrow Funds, such Stockholder shall have the right to pay such Losses in cash or by transfer of Merger Consideration Shares, which shall be valued at the POWR Per Share Value as used to determine the number of Merger Consideration Shares to be issued for payment of the Merger Consideration.

ARTICLE X

ADDITIONAL POST-CLOSING COVENANTS

Section 10.1 Further Assurances. Each of the parties hereto shall use commercially reasonable efforts, and shall reasonably cooperate with each other, to take, or cause to be taken, as promptly as practicable, all actions, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents. At any time and from time to time after the Closing, each Stockholder shall, at the expense of Purchaser, execute, acknowledge and deliver any further deeds, assignments, conveyances, consents, permits and other assurances, documents and instruments of transfer as shall be reasonably requested by Purchaser, and take any and all further actions consistent with the terms of this Agreement and the other Transaction Documents, that may be reasonably requested by Purchaser for the purpose of more effectively and fully assigning, transferring, granting and conveying to and vesting in Purchaser all of each Stockholder’s right, title and interest in and to the Shares.

Section 10.2 Non-Competition and Restrictive Covenants.

(a) Covenant Not to Compete by Stockholder. In order to induce Purchaser to enter into this Agreement and perform its obligations hereunder, Leahy hereby makes the following covenants to Purchaser:

(i) Statement of Covenant. At all times during the period commencing on the Closing Date and continuing until four (4) years after the date hereof (the “Restricted Period”), neither Leahy nor any of his Affiliates shall, directly or indirectly, alone or in association with others, whether as owner, shareholder, employee, officer, director, partner, manager, member, trustee, lender, investor, consultant, principal, agent, independent contractor, co-venturer or in any other capacity, (A) engage or participate in any Competing Business (as defined below) in any Restricted Territory (as defined below) or (B) invest in, hold a financial interest in, be in any way connected or affiliated with, or render advice or services to, any Person that is engaged in any Competing Business in any Restricted Territory. Notwithstanding the foregoing, nothing herein contained shall prevent Leahy from acquiring and holding for investment up to two percent (2%) of any class of securities of any corporation, if such securities are listed or traded on a national securities exchange or in the over-the-counter market.

(ii) Competing Business. For purposes of this Agreement, the phrase “Competing Business” means researching, developing, designing, engineering, marketing and selling LED lights, but specifically excludes doing any of the foregoing for Purchaser or, POWR or any of their Affiliates.

(iii) Restricted Territory. For purposes of this Agreement, the phrase “Restricted Territory” means and shall be deemed to include (A) the States of Connecticut and North Carolina, (B) any State in the United States of America, and any similar territory of any other country, in which the Company actively engaged in business or otherwise had material operations at any time during the three years preceding the Closing Date, and (C) any other county, state, province or similar territory of any other country in which the Company is actively engaged in business or otherwise has material operations as of the Closing Date.

(iv) Interpretation of Covenant. The parties hereto acknowledge and agree that the scope, duration and area for which the covenant not to compete set forth in this Section 10.2(a) is to be effective are fair and reasonable and are reasonably necessary for the protection of the Surviving Corporation its business and its trade secrets and Company Confidential Information (as defined below), customer relationships and good will, and Leahy hereby waives any objections to or defenses in respect thereof. In the event that any court of competent jurisdiction determines that any portion of the scope, time period or restricted area are unreasonable, arbitrary or against public policy, and that such covenant is to such extent unenforceable, illegal or invalid, the parties hereto agree that this Section 10.2(a) shall be deemed amended, and the court shall have the right to reform this Agreement, to delete or strike therefrom such provisions or portions determined to be unenforceable, illegal or invalid so that the remainder of the covenant set forth in this Section 10.2(a) shall remain in full force and effect, for the greatest scope and time period and in the greatest geographical area that would render it enforceable, legal and valid. The parties intend that the covenant set forth in this Section 10.2(a) shall be deemed to be a series of separable and independent covenants.

(b) Covenant Regarding Disclosure or Use of Confidential Information.

(i) Each Stockholder, for itself and no other Person, hereby acknowledges the confidential and proprietary nature of the Company Confidential Information (as defined below) and agrees that such Stockholder shall, at all times on and after the Closing Date, (A) keep confidential and hold in confidence all Company Confidential Information, (B) deliver promptly to Purchaser, or immediately destroy, all embodiments and copies of the Company Confidential Information that are in such Stockholder’s possession, (C) not use any of the Company Confidential Information for any reason or purpose, directly or indirectly, and (D) without limiting the foregoing, not disclose any of the Company Confidential Information to any Person, directly or indirectly, except with Purchaser’s prior consent.

(ii) The restrictions in clause (i) above shall not apply to the extent that (A) any portion of the Company Confidential Information that is or becomes available to the public other than as a direct or indirect result of a disclosure by such Stockholder or any agent of such Stockholder, (B) such disclosure by such Stockholder is necessary to prepare any Tax and similar forms and reports to Governmental Authorities, (C) such disclosure is required or compelled by Order or otherwise required by any court, arbitrator or Governmental Authority, (D) such information is or becomes available to such Stockholder from a source other than the Company; provided that such source is not known by such Stockholder to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Surviving Corporation that prohibits such disclosure, and/or (E) such information has been or is independently acquired or developed by such Stockholder without the use of or reference to the Company Confidential Information or in violation of the terms of this Agreement. In the event of clause (ii)(C) applies to any Stockholder, such Stockholder shall, to the extent legally permissible, provide Purchaser with prompt notice of such compelled disclosure so that Purchaser may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.2(b), and will reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense, to minimize the extent of such compelled disclosure. In the absence of a protective order or other remedy, such Stockholder may disclose that portion (and only that portion) of the Company Confidential Information that, based upon the opinion of such Stockholder’s counsel, such Stockholder is legally compelled to disclose, provided that such Stockholder shall use its best efforts to obtain written assurance that any Person to whom any Company Confidential Information is so disclosed shall accord confidential treatment to such Company Confidential Information.

(iii) As used herein, “Company Confidential Information” shall mean any and all confidential and proprietary information of the Company or the Surviving Corporation, whether written, oral electronic or in any other format or media, related to the Company or the Surviving Corporation, including but not limited to information pertaining to (A) its Trade Secrets, (B) all other items of Company Intellectual Property that are not publicly disclosed, (C) its business, affairs, activities, assets, properties, condition, operations (financial or otherwise) and prospects, (D) the personnel training techniques and materials, however documented, (E) proposals, finances, practices, procedures, policies, methods, contracts, agreements and arrangements, lending policies, pricing policies, price lists, financial plans, business plans, financial information, financial projections, budgets, marketing strategies and techniques; (F) the identity of all past, present and actively prospective employees, customers, suppliers, distributors, wholesalers and clients, but solely as to their dealings or involvement with the Surviving Corporation, and (G) any other information known to Stockholder to be confidential or proprietary information to the Company.

(iv) Each Stockholder hereby acknowledges and agrees that all of the Company Confidential Information of the Company as of the Closing Date shall from and after the Closing Date be and remain the exclusive property of the Surviving Corporation.

(c) Non-Solicitation of Employees and Other Purchaser Persons. Leahy agrees that, during and throughout the Restricted Period, except when acting on behalf of and in the interests of the Surviving Corporation, Purchaser or their Affiliates, he shall not, directly or indirectly, (i) employ, hire, attempt to hire, recommend for hire, solicit, induce, recruit or otherwise engage any individual serving as an employee, officer, director, consultant, contractor or other service provider of the Company, the Surviving Corporation, Purchaser or their Affiliates at any time during the prior year (“Purchaser Person”), (ii) cause any Purchaser Person to (A) terminate such Purchaser Person’s employment, service or engagement with the Surviving Corporation, Purchaser or their Affiliates , (B) accept employment or engagement from or otherwise render services to any other Person or business (wherever located, and regardless of type of business conducted), or (C) interfere with the business of the Surviving Corporation, Purchaser or their Affiliates , or (iii) provide or furnish to any other Person any information (including information about the identity, experience, expertise, qualifications, special knowledge, personal characteristics, position, duties or compensation) about any Purchaser Person; provided that Leahy may (x) make general solicitations for employment (including non-directed searches conducted by recruiting agencies) not specifically directed at a Purchaser Person and employ any Person who responds to such solicitations, and (y) solicit and employ any person whose employment by the Surviving Corporation, Purchaser or their Affiliates has been terminated prior to being solicited or otherwise contacted for employment by Leahy.

(d) Non-Solicitation of Customers. Leahy agrees that, during and throughout the Restricted Period, except when acting on behalf of and in the interests of the Surviving Corporation, Purchaser or their Affiliates, he shall not, directly or indirectly, solicit, contact or meet with (or attempt to do the same) any clients or customers, or any prospects, of the Company as exist as of the Closing Date to (i) cease being, or not to become, a client or customer of the Surviving Corporation, (ii) reduce the amount of their business with or otherwise divert any of their business from the Surviving Corporation, in each case as it relates to the Competing Business, (iii) become a customer or client of Leahy, any Affiliate of Leahy or any other Person, in each case as it relates to the Competing Business, or (iv) engage in any Competing Business.

(e) Non-Disparagement. Each Stockholder agrees that, for one (1) year following the Closing (except, for Leahy, this covenant shall continue throughout the Restricted Period), such Stockholder shall not, and shall not cause any of its Affiliates to, make, publish or otherwise communicate to any Person or in any public forum any statements, remarks or comments that are made with the intent to disparage the business reputation of either the Company or the Surviving Corporation or its products, services, technologies, business, affairs or prospects, or intentionally take any other actions that it knows will be harmful to the Surviving Corporation’s goodwill; provided, however, that this covenant shall not in any way restrict or impede any Stockholder from exercising such Stockholder’s protected rights to the extent such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or a Governmental Authority, provided any statements made by such Stockholder are believed by such Stockholder to be truthful.

(f) Equitable Relief. Each party hereto hereby acknowledges and agrees that (i) the covenants in this Section 10.2 are of special, unique and personal character which gives them a peculiar value to the Company, the Surviving Corporation and Purchaser, (ii) any violation of these covenants would result in irreparable and immediate harm, damage and injury to the Company and Purchaser, and (iii) the Surviving Corporation and Purchaser cannot be reasonably or adequately compensated in money damages in an action at law in the event any Stockholder breaches any obligations under this Section 10.2. Each Stockholder therefore expressly agrees that, in addition to any other rights or remedies which Purchaser or the Surviving Corporation may have at law or in equity or by reason of any other agreement, Purchaser and the Company shall be entitled to obtain injunctive and other equitable relief in the form of temporary, preliminary and permanent injunctions in the event of any actual or threatened breach of any such obligation by any Stockholder without the necessity of proving actual damages and without the necessity of posting any bond or other security.

(g) Acknowledgments. Each Stockholder acknowledges and agrees that Purchaser has acquired and intends to invest substantial time, money and other resources in developing and maintaining competitive advantage and its good will in its industry. Each Stockholder further acknowledges and agrees that the covenants contained in this Section 10.2 that apply to such Stockholder (i) are reasonable and necessary in all respects to protect the goodwill, trade secrets, Confidential Information and business interests of Purchaser; (ii) are not oppressive to such Stockholder; and (iii) do not impose any greater restraint on such Stockholder than is reasonably necessary to protect the goodwill, trade secrets, confidential information and legitimate business interests of the Surviving Corporation.

(h) Nature of Covenants. The covenants in this Agreement are independent covenants, and the existence of any claim by any Stockholder against Purchaser under this Agreement or otherwise will not excuse a breach by Stockholder under, or waive Stockholder’s obligation to perform, any of its covenants under this Section 10.2.

Section 10.3 Preservation of Pre-Closing Records Relating to Business and Assets. The Company shall cause all books, records and files relating to the Company (the “Pre-Closing Records”) to remain at the Surviving Corporation immediately after the Closing. In order to facilitate the resolution of any claims made against or incurred by Stockholder prior to Closing, or for any other reasonable purposes, for a period of five years after the Closing Date, Purchaser shall retain and preserve all Pre-Closing Records, and, upon reasonable notice, shall provide reasonable access to any Stockholder thereto and the right to make copies and extracts therefrom during normal business hours, and shall not dispose of any Pre-Closing Records, provided that at any time after the Closing, Purchaser may give Stockholders’ Representative notice of its intention to dispose of any items of Pre-Closing Records, and Stockholders’ Representative shall have a period of 60 days after receipt of any such notice to notify Purchaser of its desire to retain any of such items to be disposed of. Purchaser shall, upon receipt of such notice from Stockholders’ Representative, deliver to Stockholders’ Representative the items of Pre-Closing Records that Stockholders’ Representative has elected to retain.

Section 10.4 Taxes.

(a) Pre-Closing Periods. Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a period ending on or prior to the Closing Date (“Pre-Closing Tax Period”). Any such Tax Return and any Tax Return relating to any Straddle Period shall be submitted by Purchaser to Stockholders’ Representative at least 30 days prior to the due date (including extensions) of such Tax Return. Purchaser shall make any reasonable changes reasonably requested by Stockholders’ Representative within 20 days thereafter prior to filing any such Tax Return. Any such Tax Returns, and any Tax Returns for any Straddle Period, shall be prepared in a manner consistent with past practice. Purchaser shall not file any amended Tax Return, or make any Tax election that has retroactive effect, with respect to any taxable period that ends on or before the Closing Date or any Straddle Period without the prior consent of Stockholders’ Representative if such amendment or election would increase any Tax liabilities for which any Stockholder is required to indemnify Purchaser pursuant to this Agreement, Purchaser and Stockholders agree to treat the transactions contemplated hereunder as a tax-free reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and to not take any actions which would jeopardize such tax treatment including, without limitation, taking any position that is inconsistent with such treatment on any Tax Return, in any audit, before any Taxing Authority or otherwise.

(b) Transfer Taxes. Each Stockholder shall pay all federal, state and local documentary, sales, use, stamp, registration, value added and other transfer taxes and fees (including any penalties, interest and fees) imposed on such Stockholder arising out of the sale, assignment and transfer of such Stockholder’s Shares under this Agreement and the other transactions contemplated hereby and Purchaser shall pay any such taxes and fees imposed on Purchaser arising out of such sale, assignment, transfer and transactions. Each Stockholder shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

(c) Post-Closing. Subject to Section 10.4(a) (in the case of Tax Returns for Straddle Periods), Purchaser shall be responsible for the preparation of all federal, state and local income, excise, withholding, property, sales, use, franchise and other Tax returns, reports and forms pertaining to the Company for all taxable periods ending after the Closing Date (“Post-Closing Tax Periods”), and for the payment of all amounts due thereunder.

(d) Straddle Period. Stockholders and Purchaser agree that, for U.S. Federal income Tax purposes, the taxable year of the Company beginning on January 1, 2013 shall end on the Closing Date. In the event that, as to any state, local or foreign jurisdiction, an election or other action is required to be taken to terminate a taxable year of the Company on the Closing Date, Purchaser shall cause such election to be made or other action to be taken. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as attributable to the period ending on the Closing Date shall be:

(i) in the case of Taxes based upon, or related to, income or receipts, sales or use Taxes, employment, withholding Taxes, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(e) Termination of Existing Tax Sharing Agreements. Any and all existing Tax allocation or sharing agreements or other arrangements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. From and after the Closing Date neither the Purchaser nor the Company shall have any further rights or liabilities or obligation to make any payment to Stockholder or any Affiliate of Stockholder, any Taxing Authority or any other Person pursuant to any such agreement or arrangement for any past for future period.

(f) Cooperation and Exchange of Information. Stockholders and Purchaser shall, and shall direct their Affiliates and representatives to, provide each other with such cooperation and information as either reasonably may request of the other in filing any Tax Return pursuant to this Section 10.4 or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Stockholders shall cause the Company to deliver to Purchaser all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company.

(g) Tax Claims. If a claim for Taxes, including, without limitation, notice of a pending or threatened audit, shall be made by any Taxing Authority to the Company or the Purchaser, which, if successful, could result in an indemnity or reimbursement payment pursuant to Section 10.4(h) (a “Tax Claim”), the Purchaser shall promptly notify the Stockholders’ Representative in writing of the Tax Claim; provided that failure to provide such prompt notice shall not affect the Purchaser’s obligations hereunder, except to the extent that the Stockholders are materially prejudiced by such failure. Such notice will state the nature and basis of the Tax Claim and the amount thereof, to the extent known by the Purchaser. Stockholders’ Representative shall have the right to control any Tax Claim relating to Taxes of the Company for which the Stockholders are obligated to indemnify under this Agreement and employ counsel of its choice in connection with any audit or proceeding relating to such Tax Claim. Stockholders’ Representative shall be entitled to consent to the entry of any judgment or settlement with respect to any such Tax Claim referred to in the preceding sentence provided that such judgment or settlement (i) is only for monetary damages and (ii) does not result in an increase in any Taxes of Purchaser or the Company for any Tax period, other than Taxes for which Purchaser is entitled to indemnification under this Agreement. Otherwise, Stockholders’ Representative shall be required to obtain the prior written consent of Purchaser before entering into any judgment or settlement with respect to such Tax Claim, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall have the exclusive right to represent the Company with respect to any other Tax Claims. Notwithstanding the foregoing, (i) should any Tax Claim involve a Straddle Period or any situation where a part of the Taxes which are a part of the Tax Claim could reasonably be expected to be borne by Purchaser and a part of such Taxes could reasonably expected to be borne by Stockholders, Stockholders’ Representative and Purchaser will jointly consult and proceed as to any such Tax Claim and neither party will settle, resolve or compromise such Tax Claim without the prior written consent of the other (which consent will not be unreasonably withheld, conditioned or delayed); (ii) Purchaser shall have the right to take control of any Tax Claim if Purchaser agrees to release Stockholders from any indemnification obligations or Losses arising out of, related to or based upon such Tax Claim or the underlying facts and circumstances, if a written document reasonably acceptable to Stockholders’ Representative. Purchaser will cause the Company to execute any relevant powers of attorney or similar forms so that Stockholders’ Representative and its counsel may control or participate in any Tax Claim as provided herein and communicate directly with the relevant Taxing Authority.

(h) Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Stockholders, severally and not jointly, shall indemnify the Company, Purchaser, and each Purchaser Indemnitee and hold them harmless from and against any Loss attributable to (a) any breach of or inaccuracy in any representation or warranty made in Section 3.16; (b) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Section 10.4; (c) Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (other than Taxes arising as a result of the Merger); (d) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract (other than pursuant to a lease, loan or other agreement entered into in the ordinary course of business), relating to an event or transaction occurring before the Closing Date. The foregoing shall in no way expand the liabilities of the Stockholders under Article IX hereof. Notwithstanding the foregoing, no Stockholder shall be responsible for, or required to indemnify, any Loss under this Section 10.4(h) to the extent such Loss: (w) relates to Taxes arising as a result of the Merger or attributable to Tax periods commencing after the Closing Date or to the portion of any Straddle Period following the Closing Date including, without limitation, any Taxes attributable to such periods arising as a result of a disallowance or reduction in the amount of any net operating losses or other Tax benefits attributable to Tax periods (or portions thereof) ending on or before the Closing Date, (x) arises as a result of a breach by Purchaser of any of its covenants under this Section 10.4, (y) relates to an election made by Purchaser under Section 338 of the Code (or any corresponding provision of state, local or foreign law) with respect to the Merger, or (z) consists of, or relates to, any Taxes resulting from any transactions outside the ordinary course of business after the Closing on the Closing Date. Stockholders’ sole obligation to indemnify the Company, Purchaser and any Purchaser Indemnitee with respect to Taxes shall be under this Section 10.4(h). Purchaser shall be entitled to reimbursement for any Taxes of the Company that are the responsibility of Stockholders pursuant to this Section 10.4 solely from the Escrow Funds (except to the extent such reimbursement to which Purchaser is entitled exceeds the amount of Escrow Funds) and within ten Business Days after payment of such Taxes by Purchaser or the Company (i) Purchaser and Stockholders’ Representative shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release to Purchaser, an amount in Escrow Funds equal to such Taxes or (ii) Stockholders shall, severally and not jointly, pay to Purchaser its pro rata portion of the amount of any such Taxes that are in excess of the Escrow Funds, subject to the limitations in Article IX.

Section 10.5 Tax Treatment of Indemnity Payments. Any indemnification payments under this Agreement shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 10.6 Registration Statement.

(a) Registration Statement Filing. On or before the tenth (10th) Business Day after the Closing Date (or, if later the fifth (5th) Business Day after Purchaser receives the audited financial statements of the Company for the fiscal year ended December 31, 2012 and for the 12 month period then ended (along with the executed report of the Company’s auditors thereon and all necessary consents of the Company’s auditors required for, and in proper form for, filing the Registration Statement with the SEC) (the later of such dates, the “Filing Deadline”), POWR shall prepare and file with the SEC a Registration Statement on Form S-3 (the “Registration Statement”) covering the resale of all POWR Shares to be issued to Stockholders hereunder (the “Registrable Shares”) for an offering to be made on a continuous basis pursuant to Rule 415. POWR shall use its commercially reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than the 75th day following the Closing Date (the “Effectiveness Deadline”). POWR shall use its reasonable best efforts to keep the Registration Statement continuously effective under the Securities Act until the date which is the earliest of (i) one year after its effective date, (ii) such time as all of the Registrable Shares covered by such Registration Statement have been publicly sold by the Stockholders, or (iii) such time as all of the Registrable Shares covered by such Registration Statement may be sold by the Stockholders pursuant to Rule 144(d). After the Registration Statement becomes effective, POWR shall timely file with the SEC in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales of the Merger Consideration Shares pursuant to such Registration Statement. Purchaser may include other Purchaser securities in the Registration Statement, provided any such inclusion shall not affect the Filing Date or the Effectiveness Deadline.

(b) Stockholder Information. Not less than four Business Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto, POWR shall furnish to the Stockholders’ Representative copies of the “Selling Stockholders” section of such document, the “Plan of Distribution” and any risk factor contained in such document that addresses specifically the Merger or the Stockholders, as proposed to be filed which documents will be subject to the review of the Stockholders’ Representative. Stockholders’ Representative shall furnish any information reasonably requested by the Company or necessary for the filing of the Registration Statement or the response to any comments on the Registration Statement by the SEC.

(c) POWR Compliance. POWR shall (i) prepare and file with the SEC such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Shares for its Effectiveness Period; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and, as promptly as reasonably possible provide the Stockholders true and complete copies of all correspondence from and to the SEC relating to such Registration Statement that would not result in the disclosure to the Holders of material and non-public information concerning the Company; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statements and the disposition of all Registrable Shares covered by each Registration Statement.

(d) Notifications. POWR shall notify the Stockholders’ Representative as promptly as reasonably possible (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed; (B) when the SEC notifies POWR whether there will be a “review” of such Registration Statement and whenever the SEC comments in writing on such Registration; and (C) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Shares or the initiation of any Proceedings for that purpose; (iv) of the receipt by POWR of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Stop Orders and Suspensions. POWR shall use its reasonable best efforts to avoid the issuance of, or, if issued, to promptly obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, at the earliest practicable moment.

(f) Use of Prospectus. POWR hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the Stockholders in connection with the offering and sale of the Registrable Shares covered by such Prospectus and any amendment or supplement thereto.

(g) Cooperation. POWR shall reasonably cooperate with Stockholders to facilitate the timely preparation and delivery of certificates representing Registrable Shares to be delivered to a transferee pursuant to the Registration Statement, which certificates shall be free of all restrictive legends, and to enable such Registrable Shares to be in such denominations and registered in such names as any Stockholder may request.

(h) Registration Expenses. All fees and expenses incident to the registration of the Registrable Shares (but not any commission, discount, or other underwriter, broker or similar selling fees) shall be borne by Purchaser; provided, however, that Purchaser shall pay the fees and expenses of a single counsel for the Stockholders selected by the Stockholders’ Representative in connection with such registration process in an amount not to exceed $25,000.

(i) Reporting Status. Until the date on which the Stockholders sell all of the POWR Shares issued to them in the Merger, POWR shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and POWR shall not terminate its status as an issuer required to timely file reports under the 1934 Act even if the 1934 Act or the rules and regulations promulgated thereunder would otherwise permit such termination.

(j) Listing. POWR shall use its best efforts to promptly secure that all POWR Shares issued to Stockholders in the Merger are tradeable on Nasdaq and shall use its best efforts to maintain a listing for the trading of all POWR Shares issued to Stockholders in connection with the Merger on NASDAQ, so long as any other POWR Shares shall be so listed. POWR shall not take any action which would be reasonably expected to result in the delisting or suspension of POWR Shares.

(k) Registration. If the Registration Statement shall not have been filed with the SEC on or before the Filing Deadline or not declared effective by the SEC on or before the 15th day after the Effectiveness Deadline, then, as partial relief for the damages to each holder by reason of any such delay in or reduction of its ability to sell the POWR Shares issued in the Merger, POWR shall pay to each such holder an amount in cash equal to one and one-quarter percent (1.25%) of the aggregate value of the securities offered by each such Stockholder under the Registration Statement on each of the following dates: (a) the date of the Filing Deadline and on every thirtieth (30th) day thereafter (prorated for periods totaling less than thirty (30) days) until such failure to file is cured and (b) the date which is the 15th day after the Effectiveness Deadline and on every thirtieth (30th) day thereafter (prorated for periods totaling less than thirty (30) days) until such failure to become effective is cured. Payments not made within 10 days after due hereunder shall bear interest at the rate of 6% per annum.

(l) Applicability. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 10.6 only apply to the POWR Shares to be issued by POWR to Stockholders promptly after the Closing, and not to any other POWR Shares, including but not limited to any POWR Shares issued in as part of any Post-Closing Adjustment.

Section 10.7 Director and Officer Indemnification. For a period of five (5) years after the Effective Time, Purchaser shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering those officers and directors who were covered by the Company’s directors’ and officers’ liability insurance policy (which has been made available to Purchaser) immediately prior to the Effective Time for acts or omissions occurring prior to the Effective Time on terms mutually acceptable to Purchaser and Stockholders’ Representative through a single premium tail policy. The Company shall terminate all indemnification agreements with current or former officers effective at or prior to the Merger.

ARTICLE XI

TERMINATION AND CONFIDENTIALITY

Section 11.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) By mutual written agreement of Stockholders’ Representative and Purchaser;

(b) By either Stockholders’ Representative or Purchaser, by giving written notice to the other, if the Closing has not occurred on or before April 30, 2013 (or such later date if extended by the mutual written agreement of Stockholders’ Representative and Purchaser), unless (i) if Stockholders’ Representative is the terminating party, the breach of any representation, warranty, covenant or agreement by the Company or any Stockholder, or the failure by the Company or any Stockholder to satisfy any of its conditions to Closing, is the cause of, resulted in, or materially contributed to, the failure of the Closing to occur on or before such date, or (ii) if Purchaser is the terminating party, the breach of any representation, warranty, covenant or agreement by Purchaser, or the failure by Purchaser to satisfy any of its conditions to Closing, is the cause of, resulted in, or materially contributed to, the failure of the Closing to occur on or before such date; or

(c) By Purchaser, by giving written notice to Stockholders’ Representative, if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or any Stockholder, which breach, inaccuracy or failure has not been cured the Company or the Stockholder within 30 days of notice of such breach;

(d) By Stockholders’ Representative, by giving written notice to Purchaser, if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser, which breach, inaccuracy or failure has not been cured by Purchaser within 30 days of notice of such breach;

(e) By either Stockholders’ Representative or Purchaser, by giving written notice to the other, if any court, arbitrator or Governmental Authority of competent jurisdiction shall have issued an Order or taken other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, provided that the right to terminate this Agreement under this Section 11.1(e) shall not be available to a party if such Order was primarily due to the failure of such part to perform any of its obligations or covenants hereunder.

(f) By Purchaser, by giving written notice to Stockholders’ Representative, if any event, occurrence, fact, condition, change or development shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(g) By Stockholders’ Representative, by giving written notice to Purchaser, if any event, occurrence, fact, condition, change or development shall have occurred that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the assets, properties, business, affairs, condition (financial or otherwise), results of operations or prospects of Purchaser.

Section 11.2 Effect of Termination. If any party terminates this Agreement in accordance with Section 11.1, then all rights and obligations of the parties hereunder shall cease, except for the obligations of the parties hereto set forth in the Confidentiality Agreement, this Article XI and Article XII, which shall survive such termination and remain binding, valid and enforceable; provided, however, that any termination of this Agreement shall not affect the rights of Purchaser, on the one hand, or Stockholders, on the other hand, against the other for any breach of any covenant or agreement set forth in this Agreement prior to the effective date of such termination.

Section 11.3 Confidentiality. Notwithstanding the provisions of this Article XI, if for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party (except information publicly available or in such party’s domain prior to the date hereof, and except as required by court order) and shall promptly return to the other parties all schedules, documents, instruments, work papers or other written information, without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herewith, all in accordance with the Confidentiality Agreement.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Governing Law; Forum Selection. This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the internal substantive laws of the State of Delaware, without giving effect to any principle or rule of conflict or choice of laws. Any action, suit or other proceeding seeking to enforce any right, remedy, obligation, duty, covenant or provision of, or otherwise arising out of, this Agreement shall be brought and entered against any party hereto exclusively in any court of the States of Delaware or in any court of the United States located in the States of Delaware. Each party hereto irrevocably submits to the personal jurisdiction of any such court and irrevocably waives, to the fullest extent of the law, any objection that such party may now or hereafter have to the laying of venue in any such court and any claim that such action, suit or proceeding has been brought in an inconvenient forum.

Section 12.2 Expenses. Except as otherwise expressly provided herein, Purchaser and each Stockholder shall bear and pay its own costs and expenses incurred in connection with this Agreement and each other agreement, document and instrument contemplated hereby and the transactions contemplated hereby and thereby, including the fees and expenses of its counsel, financial advisors, accountants and other advisers and agents. All costs, fees and expenses of the Company (other than Taxes incurred by the Company as a result of the Merger) incurred in connection with this Agreement and each other agreement, document and instrument contemplated hereby and the transactions contemplated hereby and thereby, including the fees and expenses of its counsel, financial advisors, accountants and other advisers and agents, shall be treated as a Company Transaction Cost and included in the computation of the Working Capital, and paid, in accordance with the provisions of Section 1.15.

Section 12.3 Assignment. Neither this Agreement nor any of the rights, interests, duties or obligations hereunder may be assigned or delegated (i) by Purchaser, without the prior written consent of Stockholders’ Representative, or (ii) by the Company or by any Stockholder, without the prior written consent of Purchaser; provided, however, that prior to the Closing Date, Purchaser may, without the prior written consent of Stockholders’ Representative, assign or delegate its rights or obligation, under this Agreement to any of its Affiliates, in which case such assignee shall be substituted for Purchaser hereunder as though the assignee were the original party to this Agreement, and Purchaser will be released from all obligations under this Agreement.

Section 12.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.5 Amendments. This Agreement may not be amended, supplemented or modified in any manner or respect in whole or in part except by a writing signed by all parties to this Agreement that specifically states that it amends this Agreement.

Section 12.6 Notices. Any and all notices, claims, demands, requests, elections, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to a party (i) when delivered to such party in person, (ii) upon receipt of confirmation of transmission when sent by facsimile transmission or electronic mail, or (iii) one business day after deposit during normal business hours with a nationally recognized overnight courier service, specifying next business day delivery, with written verification of receipt, in each case to such party at the following addresses:

If to Purchaser:

PowerSecure International, Inc.

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

Attention: Sidney Hinton, President

Telephone: (919) 453-1750

Facsimile: (919) 453-1768

With a copy to:

Paul R. Hess, Esq.

Kegler, Brown, Hill & Ritter Co., L.P.A.

65 East State Street, Suite 1800

Columbus, Ohio 43215

Telephone: (614) 462-5400

Facsimile: (614) 464-2634

E-mail: phess@keglerbrown.com

If to Stockholders, to Stockholders’ Representative:

AddisonManagement, Inc.

PO Box 849

Shelburne, VT 05482-0849

Attention: Tim Davis

Telephone: (802) 923-1502

Facsimile: (802) 388-1606

E-mail: TDavis@freshtrackscap.com

With a copy to:

Christopher M. Cerrito, Esq.

Dickstein Shapiro LLP

One Stamford Plaza

263 Tresser Boulevard, Suite 1400

Stamford, Connecticut 06901-3271

Telephone: (203) 905-4537

Facsimile: (203) 724-3944

E-mail: cerritoc@dicksteinshapiro.com

And:

Robert D. Kraus, Esq.

Kraus Law Group, LLC

One Bank Street-2nd Floor

Williamstown, MA 01267

Telephone: 413-458-1113

E-mail: rkraus1221@gmail.com

And:

James Leahy

1a Quintard Avenue

Old Greenwich, Connecticut 06870-2105

Telephone: (203) 940-1395

E-mail: leahy.james@gmail.com

Any party may change its designated address by giving written notice thereof to all other parties hereto in the manner provided in this Section 12.6.

Section 12.7 Waiver. Except as otherwise provided herein, any term, condition, obligation or other provision of this Agreement may only be waived upon the written consent of the party or parties entitled to the benefits the provision to be waived. Any waiver of a breach or violation of or default under any provision of this Agreement shall not be construed or operate as, or constitute, a waiver of any other or subsequent breach or violation of or default under that provision or any other provision of this Agreement. No failure or delay on the part of any party hereto to insist upon strict adherence to any provision of this Agreement or to exercise any right, remedy, power or privilege arising hereunder on one or more occasions shall operate or be construed as a continuing waiver thereof or shall deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

Section 12.8 Severability. The terms and provisions of this Agreement shall be deemed severable. If any term or provision of this Agreement is determined to be illegal, invalid or unenforceable in any situation or in any respect for any reason, then (i) all other terms and provisions of this Agreement shall remain in full force and effect, and the application of such term or provision in any other situation or respect shall not be affected, and (ii) the parties hereto shall use their good faith efforts to agree to a suitable and equitable term or provision to be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the original intent and purpose of such illegal, invalid or unenforceable provision.

Section 12.9 Specific Performance. The parties hereto acknowledge and agree that the transactions contemplated by this Agreement are unique in that remedies at law for any failure to consummate the transactions contemplated by this Agreement would be an inadequate remedy for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is hereby specifically waived. Accordingly, in the event of any actual or threatened failure to consummate the transactions contemplated by this Agreement, the failing party shall have the right to obtain specific performance and injunctive relief giving effect to its rights under this Agreement.

Section 12.10 Headings. The headings used in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 12.11 Stockholders’ Representative.

(a) Each Stockholder constitutes and appoints AddisonManagement, Inc. as its representative (the “Stockholders’ Representative”) and such Stockholder’s true and lawful attorney in fact, with full power and authority in such Stockholder’s name and on such Stockholder’s behalf:

(i) to act on such Stockholder’s behalf in the absolute discretion of Stockholders’ Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement; and

(ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 12.11.

(b) This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Stockholder or by operation of law, whether by the death or incapacity of any Stockholder or by the occurrence of any other event. Each Stockholder hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Stockholders’ Representative pursuant to this Section 12.11. Each Stockholder agrees that Stockholders’ Representative shall have no obligation or liability to any Person for any action taken or omitted by Stockholders’ Representative in good faith, and each Stockholder, severally and not jointly based upon the allocations set forth in the Allocation Spreadsheet, shall indemnify and hold harmless Stockholders’ Representative from, and shall pay to Stockholders’ Representative the amount of, or reimburse Stockholders’ Representative for, any Loss that Stockholders’ Representative may suffer, sustain, or become subject to as a result of any such action or omission by Stockholders’ Representative under this Agreement

(c) Purchaser shall be entitled to rely upon any document or other paper delivered by Stockholders’ Representative as being authorized by Stockholders, and Purchaser shall not be liable to any Stockholder for any action taken or omitted to be taken by Purchaser based on such reliance

(d) Until all obligations under this Agreement shall have been discharged (including all indemnification obligations under Article IX), Stockholders who, immediately prior to the Closing, are entitled in the aggregate to receive more than 50% of the Merger Consideration, may, from time to time upon notice to Purchaser, appoint a new Stockholders’ Representative upon the death, incapacity, or resignation of Stockholders’ Representative. If, after the death, incapacity, or resignation of Stockholders’ Representative, a successor Stockholders’ Representative shall not have been appointed by Stockholders within 15 Business Days after a request by Purchaser, Purchaser may appoint a Stockholders’ Representative from among the Stockholders to fill any vacancy so created by notice of such appointment to Stockholders

Section 12.12 No Third Party Beneficiaries. Except as expressly provided in this Agreement (including Article IX), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended by the parties hereto or shall be deemed to confer or upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable rights, remedies, benefits or causes of action of any nature whatsoever under or by reason of this Agreement.

Section 12.13 Conflicts and Privilege. Dickstein Shapiro LLP has represented the Company in the transactions contemplated by this Agreement and no other Person. Purchaser and the Company hereby agree that, in the event a dispute arises after the Closing between Purchaser or the Company and Stockholders, Dickstein Shapiro LLP may represent Stockholders in such dispute even though the interests of Stockholders may be directly adverse to the Company, and even though Dickstein Shapiro LLP may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company. Purchaser, Stockholders and the Company further agree that, as to all communications between Dickstein Shapiro LLP, the Company and Stockholders that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Stockholders and may be controlled by Stockholders, and shall not pass to or be claimed or controlled by the Company; provided that Stockholders shall waive such attorney-client privilege other than to the extent appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and the other Stockholder Documents. Notwithstanding the foregoing, in the event a dispute arises between Purchaser or the Company and a Person other than Stockholders after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Dickstein Shapiro LLP to such Person; provided, however, that the Company may not waive such privilege without the prior written consent of Stockholders’ Representative, which consent will not be unreasonably withheld. For the avoidance of doubt, no Stockholder shall be required to use Dickstein Shapiro LLP or is otherwise agreeing to use Dickstein Shapiro LLP in the future and representation of Stockholders shall include Stockholders’ Representative.

Section 12.14 Construction. The parties hereto acknowledge and agree that all parties to this Agreement participated or were represented in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

Section 12.15 Best Commercially Reasonable Efforts. Each of the parties hereto shall act in good faith and use its best commercially reasonable efforts to bring about the transactions contemplated by this Agreement.

Section 12.16 Schedules. Any matter, information or item disclosed in the Disclosure Schedules or in any of the Exhibits attached hereto, under any specific representation or warranty or section number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement in respect of which such disclosure is reasonably apparent. The inclusion of any matter, information or item in any Disclosure Schedule shall not be deemed to constitute an admission of any liability by the Company or any Stockholder to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. The schedule names contained on the Disclosure Schedules correspond to references made in this Agreement.

Section 12.17 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts executed by less than all parties hereto, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement

Section 12.18 Entire Agreement. This Agreement, together with the Exhibits and Disclosure Schedules hereto and the other Transaction Documents which form a part hereof, constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede in their entirety all prior and contemporaneous arrangements, agreements and understandings, whether oral or written, among the parties hereto with respect to such subject matter (other than the Confidentiality Agreement).

Section 12.19. Interpretation of Certain Provisions. Except as otherwise expressly provided herein, as used in this Agreement:

(i) any reference to any federal, state, local or foreign statute or law shall be deemed also to include a reference to all rules and regulations promulgated thereunder;

(ii) the term “including” means “including, without limitation”;

(iii) the word “or” is not exclusive;

(iv) the term “Entity” means any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, estate, or any other form of business or entity;

(v) the term “Governmental Authority” means any federal, state, local or foreign government, quasi-governmental administration or regulatory body, agency or authority;

(vi) the term “Person” means any individual, Entity or Governmental Authority;

(vii) the term “Affiliate” means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, where the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(viii) the term “Related Person” means (i) with respect to an individual, each other member of such individual’s family, any Person that is an Affiliate of such individual or any one or more members of such individual’s family, any Entity in which such individual or any member of such individual’s family have a material interest, and any Entity with respect to which such individual or one or more members of such individual’s family serves as a director, officer, partner, manager, member, executor, trustee or similar capacity (where the “family” of an individual includes the spouse, children, grandchildren, step-children, parents, in-laws, brothers, sisters, brother in law and sister in laws, and any other individual who resides with such individual, and (ii) with respect to an Entity, any Affiliate of such Entity, any other Person that holds a material interest in or serves as a director, officer, partner, manager, member, executor, trustee or similar capacity of such Entity, any other Entity in which such Entity holds a material interest, where.

(ix) the term “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by law to be closed for business.

(x) the number and gender of each noun and pronoun and the terms “Person” and “Persons” and the like shall be construed to mean such number and gender as the context, the circumstances or its antecedent may require;

(xi) the terms “hereof”, “herein”, “hereunder”, “hereby” and “hereto”, and words of similar import, refer to this Agreement as a whole, and not to any Section, subsection or clause of this Agreement;

(xii) each reference to “the Company” from and after the Effective Time means and includes the Surviving Corporation;

(xiii) each reference to an Article or a Section means such Article or Section of this Agreement; and

(xiv) each reference to a Schedule or Exhibit means such Schedule or Exhibit to this Agreement.

* * * * * *

(Remainder of Page Intentionally Left Blank. Next page is the Signature Page.)

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed and delivered by the parties hereto or on their behalf by their duly authorized officers or representatives as of the date first above written.

PURCHASER:

POWERSECURE INTERNATIONAL, INC.

By:

Its:

MERGER SUB:

BRITE IDELA, INC.

By:

Its:

THE COMPANY:

SOLAIS LIGHTING, INC.

By:

Its:

STOCKHOLDERS’ REPRESENTATIVE

In this capacity, only with respect to Section 12.11

ADDISONMANAGEMENT, INC.

By:

Its:

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDER:

Print Full Name of Stockholder

By:
Signature

Its:
Title (if Stockholder is not an individual)

Address:

[Stockholder Signature Page to Agreement and Plan of Merger]

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